        As filed with the Securities and Exchange Commission on November 1, 2001



                                            Registration Statement No. 333-68504


--------------------------------------------------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 1 TO FORM SB-2


                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933


                        BLAGMAN MEDIA INTERNATIONAL, INC.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)



            Nevada                              9995                      84-1108499
            ------                              ----                     ----------
  (State or other jurisdiction      (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)    Classification Code Number)     Identification No.)




1901 Avenue of the Stars, Suite 1710, Los Angeles, California           90067
-------------------------------------------------------------           -----
(Address of registrant's principal executive offices)                 (Zip Code)



                                 (310) 788-5444


              (Registrant's Telephone Number, Including Area Code)


                                 Robert Blagman
                      1901 Avenue of the Stars, Suite 1710
                          Los Angeles, California 90067
                             Telephone: 310-788-5444
                             -----------------------
            (Name, address and telephone number of agent for service)


                        Copies of all communications to:

                             Edward T. Swanson, Esq.
                            1135 17th Street, Suite E
                         Santa Monica, California 90403
                                 (310) 283-1035

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


===========================================================================================================

Title of each class           Amount              Proposed maximum    Proposed maximum    Amount of
of securities                 to be               offering price      aggregate           registration
to be registered              registered          per share (1)       offering price (1)  fee
-----------------------------------------------------------------------------------------------------------
Common stock, $.001 par       300,000,000         $0.0235 (3)         $7,050,000.00       $1,762.50 (4)
value                         shares (2)
Common stock, $.001 par       278,300,000         $0.01 (5)           $2,783,000.00       $  695.75
value                         shares (2)
===========================================================================================================




(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) Includes shares of our common stock issuable to Gazelle Group LLP and DRH Investment Company LLC pursuant to an Equity Line of Credit Agreement, shares of our common stock issuable upon the conversion of our Series B Convertible Preferred Stock to other selling shareholders, and shares of our common stock issuable upon the exercise of warrants issued to other selling shareholders.


(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock as reported on the OTC Electronic Bulletin Board on August 20, 2001.



(4)     Previously paid.



(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock as reported on the OTC Electronic Bulletin Board on October 30, 2001.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             Preliminary Prospectus

                        Blagman Media International, Inc.


                       578,300,000 shares of common stock



        This prospectus relates to the sale by the selling shareholders of up to 578,300,000 shares of our common stock, including:



(1) 450,000,000 shares of our common stock issuable by us from time to time upon the exercise of an equity line of credit agreement with Gazelle Group LLP and DRH Investment Company LLC;



(2) 125,000,000 shares issuable by us upon the conversion of outstanding Series B Convertible Preferred Stock; and



(3)  3,300,000 shares underlying certain outstanding warrants.



        The exact number of shares issuable upon the conversion of the Series B Convertible Preferred Stock and the exercise of the warrants could increase or decrease based upon the market price of our common stock at the time of such conversion or exercise. If the number of shares increases, we will reduce the number of shares issuable upon the exercise of the equity line of credit by reducing our exercise of the equity line of credit. Based upon the market price of our common stock on October 30, 2001, we would be able to raise up to approximately $4 million from the equity line of credit with the shares included in this prospectus.



        The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sale of our common stock by the selling shareholders. However, we will receive the sale price of any common stock that we sell to Gazelle Group LLP and DRH Investment Company LLC under the equity line of credit agreement with our company, and the exercise price of the warrants. Gazelle Group LLP and DRH Investment Company LLC are "underwriters" within the meaning of the Securities Act of 1933 in connection with their sales.


        The shares of common stock have not been registered for sale by the selling security holders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.


        Our common stock is quoted on the over-the-counter electronic bulletin board under the symbol "BMII." On October 30, 2001, the closing price of our common stock was $0.01 per share.



        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

        This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                 The date of this prospectus is _________, 2001
                              Subject to Completion

                                TABLE OF CONTENTS


Prospectus Summary                                                                                     3
Risk Factors                                                                                           5
Use Of Proceeds                                                                                        8
Selling Shareholders                                                                                   8
Plan Of Distribution                                                                                  11
Management                                                                                            12
Business                                                                                              14
Management's Discussion And Analysis Of Financial Condition And Results Of Operations                 17
Certain Relationships And Related Transactions                                                        22
Market Information                                                                                    22
Principal Shareholders                                                                                23
Description Of Securities                                                                             23
Indemnification Of Officers And Directors                                                             24
Legal Matters                                                                                         24
Experts                                                                                               24
Additional Information                                                                                24
Consolidated Financial Statements as of December 31, 2000 and 1999                                    26
Consolidated Financial Statements as of June 30, 2001                                                 xx

                               PROSPECTUS SUMMARY

        This summary highlights information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors." This prospectus describes our company, finances and products.

About Our Company

        Blagman Media International, Inc. is a Nevada corporation which is the successor to an enterprise founded in 1962. We are a direct marketing, direct response and media enterprise based in Century City, California which principally provides direct market services and media buying for our clients and their products and services through television, radio, internet, print and outdoor advertising media. In addition, we organize direct response media campaigns on radio, television and in print and provide assistance in backend marketing and creative production.

About Our Equity Line of Credit Agreement


        We have entered into an equity line of credit agreement with Gazelle and DRH to raise funds through a series of sales of our common stock to Gazelle and DRH. We are registering 450,000,000 shares of our common stock issuable by us from time to time upon the exercise of the equity line of credit agreement. We currently would be able obtain about $4 million pursuant to the equity line of credit from the shares included in this prospectus, although the line of credit covers up to $15 million. If the market price of our common stock declines, the funds which we can obtain will decline. If the market price increases, the funds which we can obtain will increase up to a maximum of $15 million. The dollar amount of each sale is determined by us, subject to a maximum limit based on our common stock's trading volume. At least 13 trading days must occur between sales. In turn, Gazelle and DRH will sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our common stock in their own portfolios.


Additional Shares We Are Registering


        We also are registering:



                125,000,000 shares of our common stock issuable upon the conversion of our Series B Convertible Preferred Stock previously sold in an exempt private offering, and



                3,300,000 shares of our common stock underlying warrants granted to certain persons in consideration for their assistance with the equity line of credit agreement and the sale of our Series B Convertible Preferred Stock.



        The number of shares issuable upon conversion of the Series B Convertible Preferred Stock and upon the exercise of the warrants is based upon the price of our common stock at the time of such conversion or exchange. If the number of shares required to be issued exceeds the amounts indicated above, we will reduce the number of shares covered by this prospectus for the equity line of credit agreement.



The Offering



          Common stock outstanding prior to this            334,431,736 shares
             offering

          Common stock being registered by us:              578,000,000 shares

          Price per share to the public                     No set price; open market transactions will be at
                                                            the then-prevailing market price, while
                                                            negotiated transactions may be at a price greater
                                                            or less than the then-prevailing market price

          Total proceeds which could be raised by the
             equity line, based on the number of shares
             registered and a market price of
             $0.01 as listed on the OTC Bulletin            $4,095,000
             Board on October 30, 2001

          Total proceeds from the exercise of
             warrants held by the selling shareholders      $33,000

          Use of proceeds                                   We plan to use the proceeds for general corporate
                                                            purposes and possibly for acquisitions

SUMMARY FINANCIAL INFORMATION



        The summary financial data for the years ended December 31, 2000 and 1999 have been derived from the Financial Statements and Notes to Financial Statements, audited by Weinberg & Company, P.A., independent auditors. The summary financial data for the six months ended June 30, 2001 and 2000 are derived from our unaudited financial statements which, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial position and results of operations for such periods. The financial information for the six months ended June 30, 2001 and 2000 are not necessarily indicative of the results of operations for subsequent periods or a full fiscal year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this prospectus.



                                                    Years Ended             Six Months Ended
                                               ---------------------    ------------------------
                                                   December 31,               June 30,
                                                  2000        1999        2001           2000
                                               ----------  ---------    ---------     ----------
          Statements of Income Data:
               Revenues  - net                  $ 468,405  $ 639,602    $ 192,594     $ 239,940
               Operating expenses               4,454,955    755,464    2,426,121     2,248,417
               Loss from operations            (3,986,550)  (116,606)  (2,238,078)   (2,005,413)
               Net loss                        (3,990,309)  (125,948)  (2,250,112)   (2,187,883)




                                                 December 31, 2000       June 30, 2001
                                                 -----------------       -------------
          Balance Sheet Data:
               Total assets                          $ 403,131            $ 304,627
               Current liabilities                     810,121            1,139,786
               Long-term liabilities                         0              445,500
               Stockholders' deficiency               (406,990)          (1,280,659)

                                  RISK FACTORS


        An investment in the common stock being offered for sale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.


WE HAVE A HISTORY OF OPERATING LOSSES.


        We reported net losses of $3,990,309 for 2000 and $125,948 for 1999. For the six months ended June 30, 3001, we reported net losses of $2,250,112.


IF WE DO NOT OBTAIN ADEQUATE FINANCING TO FUND OUR FUTURE OPERATIONS AND TO EFFECT ACQUISITIONS WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.


        Although it is difficult to estimate the amount of additional financing we will require, we anticipate that over the next twelve months we will need approximately $5 million for acquisitions, working capital and general corporate purposes. This estimate could increase. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements may need to come primarily from the proceeds of the equity line of credit agreement. However, our ability to raise funds under the equity line of credit agreement is subject to certain conditions, as described under "Selling Shareholders -- Equity Line of Credit Agreement." These conditions include the effectiveness of a registration statement for the shares to be sold, and a requirement that the number of shares sold in a put not exceed the lesser of 150% of the aggregate daily reported trading volume of our common stock during the 40 trading days after the date of our put notice, or a dollar limit of $750,000. We anticipate that our future cash requirements may be fulfilled by improved sales of product, the sale of additional equity securities and/or debt financing. However, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations would be significantly limited.


WE MAY HAVE DIFFICULTY COMPETING IN THE HIGHLY COMPETITIVE MARKETING AND ADVERTISING INDUSTRY.

        The marketing and advertising industry is highly competitive, and we expect it to remain so. Our principal competitors include both large marketing and advertising companies and numerous smaller agencies. We must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. We compete principally on the basis of the following factors:


    -   creative reputation;



    -   knowledge of media;



    -   geographical coverage and diversity;



    -   relationships with clients;



    -   quality and breadth of services; and



    -   financial controls.


New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and advertising issues faced by clients.


WE ARE DEPENDENT UPON, AND RECEIVE A SIGNIFICANT PERCENTAGE OF OUR REVENUES FROM, A LIMITED NUMBER OF CLIENTS.



 A significant reduction in the marketing and advertising spending by, or the loss of one or more of, our largest clients could weaken our financial condition and cause our business and results of operations to suffer. A relatively small number of clients contribute a significant percentage of our consolidated revenues. In 1999 and 2000, our largest client was 21st Century Insurance, which had accounted for advertising placements in excess of $4,000,000 and represented approximately 27% of our revenues in 1999. This company was acquired in 1999, and ceased using our services in 2000. This has materially adversely affected our revenues since

2000. Metrx and Greenpeace each are expected to account for more than 10% of our revenues this year Our dependence on revenues from these client accounts may increase in the future as we pursue our strategy of increasing penetration of existing large clients.



        Our clients may not continue to use our services to the same extent, or at all, in the future. Most of our agreements with clients are cancelable on 30-45 days' notice. In addition, clients generally are able to reduce marketing and advertising spending or cancel projects at any time for any reason.


WE MAY NOT BE ABLE TO ATTRACT NEW CLIENTS FOR OUR MARKETING AND ADVERTISING SERVICES.

        Our success, like the success of other marketing and advertising organizations, depends on our continuing ability to attract and retain clients. Clients may move their advertising and other marketing assignments from agency to agency, or may divide their assignments among two or more agencies, with relative ease. As is typical in the marketing and advertising industry, we have lost or resigned client accounts and assignments for a variety of reasons. We may not be successful in replacing clients or revenues when a client significantly reduces the amount of work given to us.


CONFLICTS POLICIES COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE FOR NEW CLIENTS



        When we represent a client, we do not necessarily handle all advertising or marketing for that client. In addition, the ability of agencies within marketing and advertising organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients. This conflicts policy typically prohibits agencies from performing similar services for competing products or companies. Accordingly, our ability to compete for new advertising and marketing assignments may be limited by these conflicts policies.


THE SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK THAT ARE ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET COULD ADVERSELY AFFECT PREVAILING MARKET PRICES OF OUR COMMON STOCK OR LIMIT OUR ABILITY TO RAISE ADDITIONAL CAPITAL.


        Future sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. We currently have 334,431,736 shares of our common stock issued and outstanding and an additional 578,300,000 shares which are the subject of this prospectus may be issued in connection with the equity line of credit agreement, the conversion of our Series B Preferred Stock, and the exercise of certain warrants.


        No precise prediction can be made of the effect, if any, that market sales of our common stock or the future availability of shares for sale will have on the market price of our common stock from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and limit our ability to raise additional capital.


THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.



        If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders. As we sell shares of our common stock to Gazelle and DRH pursuant to our put rights and if, and to the extent that Gazelle and DRH sell our common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to exercise our right to put shares to Gazelle and DRH, we will be required to issue more shares of our common stock upon exercise of our put rights for any given dollar amount invested by Gazelle and DRH. This may encourage short sales, which could place further downward pressure on the price of our common stock.


THE EXERCISE OF OUR PUT RIGHTS MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER HOLDERS.


        The shares of our common stock issuable upon exercise of our put rights will be available for sale immediately upon issuance. Accordingly, the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock. Shares sold to Gazelle and DRH pursuant to the equity line of credit will be priced at 91% of the lowest bid price during the 10 trading days immediately prior to our exercise of the put. Gazelle and DRH could sell short during this period, which could decrease the price of our common stock and reduce the purchase price for the shares. This would cause them to receive additional shares of our common stock.

A DECLINE IN THE MARKET PRICE FOR OUR COMMON STOCK WOULD REDUCE THE AMOUNT OF FUNDS WE CAN OBTAIN THROUGH OUR EQUITY LINE OF CREDIT AGREEMENT.



        Such a decline could substantially impair our ability to obtain funding from the equity line of credit, and other sources of funds may not be available. Such an event could materially impair our ability to obtain necessary capital.



SIGNIFICANT FUTURE EXPENSES WILL BE RECOGNIZED AS AN OPERATING EXPENSE.



        We have issued a substantial number of shares of common stock for current and future services. Although this has reduced our actual cash outlay, we are required to expense this deferred compensation in future periods, and it will be recognized as an operating expense. Such expense could create significant net losses if revenues do not significantly increase from their present levels.


OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

        Shares of our common stock are subject to the rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

        a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

        a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of Securities' laws;

        a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;

        a toll-free telephone number for inquiries on disciplinary actions;

        definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

        such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    o   the bid and offer quotations for the penny stock;

    o the compensation of the broker-dealer and its salesperson in the transaction;

    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

    o month account statements showing the market value of each penny stock held in the customer's account.

        In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock that is subject to the penny stock rules.


WE MAY BE ADVERSELY AFFECTED BY A DOWNTURN IN THE MARKETING AND ADVERTISING INDUSTRY, WHICH IS CYCLICAL.



        The marketing and advertising industry is cyclical and as a result it is subject to downturns in general economic conditions and changes in client business and marketing budgets. Our prospects, business, financial condition and results of operations may be materially adversely affected by a downturn in general economic conditions in one or more markets or changes in client business and marketing budgets.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

        Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.


WE DEPEND ON OUR CEO AND THE LOSS OF HIS SERVICES COULD HARM OUR BUSINESS.



        We place substantial reliance upon the efforts and abilities of Robert Blagman, our Chairman and Chief Executive Officer. The loss of the services of Mr. Blagman could have a material adverse effect on our business, operations, revenues or prospects. We presently have an employment agreement with Mr. Blagman. We have no assurance, however, that upon the expiration of the employment agreement he will remain in our employ. We do not maintain and we do not intend to obtain key man like insurance on the life of Mr. Blagman.



WE HAVE NOT PAID ANY DIVIDENDS SINCE INCEPTION AND HAVE NO CURRENT PLANS TO PAY ANY DIVIDENDS.



        We have never declared or paid any cash dividends on our common stock since our inception. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.


                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of shares of our common stock being offered by the selling shareholders. We may, however, receive up to approximately $4 million, based on the market price of our common stock on October 30, 2001 of $0.01 per share, from the sale of common stock included in this prospectus to Gazelle and DRH pursuant to the equity line of credit agreement. We also may receive up to approximately $33,000 from the exercise of warrants held by certain selling shareholders. If all of the shares of common stock included in this prospectus which we can sell to Gazelle and DRH are sold, and the warrants are exercised, we estimate that we will receive net proceeds of approximately $4,085.000. Net proceeds are determined after deducting all expenses of the equity line of credit agreement (estimated to be approximately $200,000) and all expenses of this offering (estimated to be approximately $43,000).



        We intend to use the net proceeds from this offering for working capital and general corporate purposes, including possible acquisitions. No specific acquisitions have been determined at this time. We previously entered into an agreement with Century Media for its acquisition for $5.7 million. However, our financial due diligence of Century Media raised several issues impacting the valuation of Century Media. There is no definitive agreement yet, and we are negotiating revised terms for the acquisition. We intend to pay any cash portion of the Century Media acquisition out of funds obtained from the equity line of credit. We have entered into a letter of intent with WellWorld Group to acquire 51% of WellWorld for $500,000 cash and an additional $1,000,000 in cash or stock. No definitive agreement has been executed, and there is no assurance that this acquisition will be completed. We intend to pay any cash portion of the acquisition out of funds obtained from the equity line of credit.


        Pending the use of any proceeds as discussed above, we intend to invest these funds in short term, interest bearing investment-grade obligations.

                              SELLING SHAREHOLDERS


        The following table sets forth certain information as of the date of this prospectus, with respect to Gazelle, DRH and the other selling shareholders for whom we are registering shares for resale to the public. Selling shareholders are under no obligation to sell all or any portion of their shares. Particular shareholders may sell less than the number of shares indicated. The table assumes that the selling shareholders will sell all of their shares.



        The exact number of shares issuable to selling shareholders will depend on the market price for our common stock at or immediately prior to the exercise by us of a put under the equity line of credit agreement, the conversion of Series B Preferred Stock, or the exercise of the warrants. The number of shares set forth in the table below assumes (1) the exercise by us of puts for all shares covered by this prospectus for issuance under the equity line of credit agreement, based on an exercise price of 91% of $0.01, the market price for our common stock at the close of business on October 30, 2001; (2) the conversion of the Series B Preferred Stock into common stock at a conversion price of $0.01 per share; and (3) the exercise of the warrants for the number of shares into which they are currently exercisable.



        The table below provides the names of the selling shareholders, the number of shares they beneficially own before this offering assuming (1) the put of all shares issuable under the equity line of credit agreement which are covered by this prospectus, (2) the conversion of all shares of Series B Convertible Preferred Stock, and (3) the exercise of the warrants. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. An asterisk indicates if their common stock ownership is less than one percent.



                                           Number of Shares                       Number of Shares
                                          Beneficially Owned      Number of          to be Owned
                                            Prior to the        Shares Being         After the
           Name of Selling Shareholder       Offering(1)           Offered            Offering
           ---------------------------    ------------------    ------------      ----------------
           David Lee                            625,000             625,000                0
           Wei Z. Yen                         6,250,000           6,250,000                0
           Gerald Simpson                     9,375,000           9,375,000                0
           Gary Kitchell                      6,250,000           6,250,000                0
           Dr. Michael Jessen                 3,125,000           3,125,000                0
           Dr. David Hungerford               5,000,000           5,000,000                0
           William Murphy                     6,250,000           6,250,000                0
           David Miller                       3,125,000           3,125,000                0
           Frank Shaffa                         625,000             625,000                0
           James Railiff                      1,250,000           1,250,000                0
           Dr. Riyazh Jinnah                  6,250,000           6,250,000                0
           John Martin                        1,250,000           1,250,000                0
           Robert Anoff                       1,250,000           1,250,000                0
           Marvin Strauss                     5,000,000           5,000,000                0
           Chien Chun Chang                   6,250,000           6,250,000                0
           John Diesel                        6,250,000           6,250,000                0
           Tim Borne and Anne Borne J/T      10,000,000          10,000,000                0
           Lam King Shan                     18,750,000          18,750,000                0
           Peter Che Nan Chen                25,000,000          25,000,000                0
           Kwok Leung Lai                     3,125,000           3,125,000                0
           May Davis Group (1)                2,640,000           2,640,000                0
           Martin Schneider                     660,000             660,000                0
           Gazelle Group LLP                225,000,000         225,000,000                0
           DRH Investment Company LLC       225,000,000         225,000,000                0



-------------------



(1) Owen May and G. Davis have voting and investment control over May Davis.



        The securities we issued to the selling shareholders were sold in private, unsolicited transactions that did not involve a public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act. The holders of Series B Convertible Preferred Stock acquired such shares in a private transaction in July 2001. May Davis Group and Martin Schneider received their warrants in consideration for their assistance to us in connection with exploring our financing alternatives, including the sale of the Series B Convertible Preferred Stock and obtaining the equity line of credit. Gazelle and DRH will receive shares to the extent we exercise puts in accordance with the equity line of credit agreement.



Equity Line of Credit Agreement



        On July 12, 2001, we entered into an equity line of credit agreement with Gazelle and DRH. This prospectus covers a total of 450,000,000 shares of common stock which may be issued by us pursuant to the equity line of credit agreement. The equity line of credit agreement entitles us to issue and sell our common stock to Gazelle and DRH for up to an aggregate of $15 million from time to time during a three-year period beginning on the date of the agreement. Based on the closing market price of our common stock on October 30, 2001 of $0.01 per share, we would be able to receive only about $4 million from the 450,000,000 shares we have registered for issuance and sale pursuant to the equity line of credit agreement. Each election by us to sell stock to Gazelle and DRH is referred to as a put right.

        The current number of shares that Gazelle and DRH could receive and resell under the equity line for each of our puts is the lesser of (1) 150% of the aggregate daily reported trading volume of our common stock for the last 40 trading days or (2) the number of shares which would be issued under the agreement for $750,000, which currently calculates to approximately 68,000,000 shares. We estimate that we will make to Gazelle and DRH no more than six puts per year. Using the pricing mechanism and the current market price and trading volume of our common stock, we estimate that we may put to Gazelle and DRH all 450,000,000 shares covered by this prospectus for issuance under the equity line of credit agreement may be issued during the 12 to 18 months, for which we would receive approximately $4 million.



        Assuming that all 450,000,000 shares covered by this prospectus for issuance pursuant to the equity line of credit are issued to Gazelle and DRH for approximately $4 million, they would have acquired approximately 45% of the aggregate shares then outstanding, assuming the conversion of the Preferred Stock and the exercise of the warrants, for $4,095,000. Existing shareholders, who presently own an aggregate of 334,431,736 shares, would have their percentage interest in our outstanding stock reduced by approximately two-thirds if all shares covered by this prospectus are issued. For example, a person who presently owns 10% of our outstanding shares would own, after all shares covered by this prospectus were issued, 3 1/3% of our outstanding shares.



        The following table sets forth, for the specified conversion prices, funds we would receive from Gazelle and DRH. If the conversion price exceeds $0.03 1/3, fewer than 450,000,000 shares would be needed for use of the entire $15 million equity line of credit, and the percentage of outstanding shares owned by Gazelle and DRH after the full use of the equity line of credit would be less than 45%.



                                       Funds we would receive for            % of total shares
                                         450,000,000 shares of               outstanding owned
        Conversion Price                    our common stock                 by Gazelle and DRH
        ----------------               --------------------------            ------------------
           $0.005                              $2,250,000                            45%
           $0.01                               $4,500,000                            45%
           $0.02                               $9,000,000                            45%
           $0.03                              $13,500,000                            45%
           $0.03 1/3                          $15,000,000                            45%



        Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the sale of shares of our common stock that may be issued as a consequence of the exercise of our put right. We also must have obtained all material permits and qualifications required by any applicable state for the offer and sale of the shares, or have exemptions from such requirements available, and must have filed with the Securities and Exchange Commission in a timely manner all reports, notices and other documents required of a reporting company. We must also give at least 13 trading days' advance notice to Gazelle and DRH of the date on which we intend to exercise a particular put right and we must indicate the dollar amount of shares of our common stock that we intend to sell to Gazelle and DRH (which may not exceed $750,000). The number of shares of our common stock sold to Gazelle and DRH in a put may not exceed the lesser of 150% of the aggregate daily reported trading volume of our common stock during the 40 trading days after the date of our put notice, or a dollar amount of $750,000.


        For each share of our common stock, Gazelle and DRH will pay us 91% of the lowest closing bid price of our common stock during the ten consecutive trading day period that begins on the first trading day after an advance notice date. However, we will be entitled to an advance only if the closing bid price of our common stock on the closing date is equal to or great than the purchase price.

        Limitations And Conditions Precedent To Our Put Rights. Gazelle and DRH is not required to acquire and pay for any shares of our common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:


        - The registration statement registering the sale of our common stock ceases to be effective;



        - We have not obtained all permits and qualifications required by any applicable state in accordance with the registration rights agreement for the offer and sale of the shares, unless there is an available exemption from such requirements;



        - There is a fundamental change to the information set forth in the registration statement which would require us to file a post-effective amendment to the registration statement;



        - We have not performed or complied in all material respects with all covenants, agreements and conditions required by the equity line of credit agreement and the registration rights agreement;

        - There is an injunction, statute, rule, order, decree or ruling that prohibits or adversely affects the transactions contemplated by the equity line of credit agreement;



        - The trading of our common stock has been suspended by the Securities and Exchange Commission or by the NASD OTC Bulletin Board; or



        - We have knowledge of any event more likely than not to have the effect of causing the registration statement to be suspended or otherwise ineffective.


        Indemnification. We and Gazelle and DRH have agreed to indemnify each other (including our respect officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches the indemnifying party makes in connection with the equity line of agreement agreement, the registration rights agreement, other related agreements, or performance or enforcement of the agreements.

Additional Securities Being Registered


        In July 2001, we entered into a securities purchase agreement with certain of the selling shareholders pursuant to which we issued 100 shares of our Series B Convertible Preferred Stock for an aggregate purchase price of $1,000,000. Each share of the Series B Convertible Preferred Stock currently is convertible into 1,250,000 shares of our common stock, or an aggregate of 125,000,000 shares.



        In July 2001, we granted warrants to purchase up to an aggregate of 3,300,000 shares, as adjusted, of our common stock at an exercise price of $0.01 per share, as adjusted, to two selling shareholders in partial consideration for their assistance in connection with the equity line of credit agreement and the securities purchase agreement. As a result of anti-dilution provisions, the


                              PLAN OF DISTRIBUTION

        Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.


        The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).



        Gazelle and DRH each is, and each remaining selling shareholder and any broker-dealer that assists in the sale of our common stock may be deemed to be, an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the sale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.


        Because Gazelle and DRH each is, and each remaining selling shareholder may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

        We have informed Gazelle and DRH that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act, will apply to their sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

    Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        The selling shareholders, other than Gazelle and DRH, also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. Gazelle and DRH may not rely upon Rule 144 since Gazelle and DRH each is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

        Gazelle and DRH and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

                                   MANAGEMENT

The following table sets forth certain information with respect to our directors and executive officers:

Name                  Age                   Position
----                  ---                   --------
Robert Blagman (1)    45                    Chairman of the Board, CEO and Financial Officer

Andy Given            42                    Director

Walter Lubars (2)     69                    Director

Jeff Wald (2)         49                    Director


        Robert Blagman founded our business as a sole proprietorship in 1994 and has been the chief executive of the company since the transactions with Unisat, Inc. in August 1999. Prior to founding the enterprise, he was an executive in advertising marketing at: Disney KCAL Channel in Los Angeles (national advertising sales manager 1992-1994); KCOP in Los Angeles (local advertising sales manager 1989-1992); and Katz Communications (various titles leading to national advertising sales manager 1978-1989).



        Andy Given has served as President of Production for The Shooting Gallery and as head of Gun For Hire (motion picture/television production). From 1990 to 1999, he held numerous management and other positions at Universal Studios, including an executive producer focused on cost management of films.



        Walter Lubars has been a professor of advertising at Boston University for over 30 years. Mr. Lubars now is semi-retired and works part-time as a professor emeritus.



        Jeff Wald has been the New Director for KTLA Channel 5 in Los Angeles for the past five years. KTLA is part of the Tribune Company.



        Each director will hold office until the next annual meeting of shareholders and until the election and qualification of his successor. None of the directors is a director of any other reporting company.


Executive Compensation

        The following table sets forth for 2000 each component of compensation paid or awarded to, or earned by, our executive officers. There were no other persons who were serving as executive officers as of December 31, 2000.

                                                                                                   Securities       All other
Name and principal                                               Other annual     Restricted       underlying       compen-
position                 Year      Salary         Bonus          compensation     stock awards     options/SARs     sation
------------------       ----      ------         -----                           ------------     ------------     ---------
Robert Blagman, Chief    2000      $240,000(2)    $150,000(2)                     $286,500(3)
Executive Officer
                         1999      $142,700

Leslie Blagman, Former   2000      $135,000(2)    $116,667(2)                     $150,000(3)         50,000(4)
Chief Operating
                         1999      $136,000



(1) Robert Blagman and Leslie Blagman became Chief Executive Officer and Chief Operating Officer, respectively, of our company in August 1999 in connection with a transaction with Unisat, Inc. Prior to that date, they served in similar capacities for the sole proprietorship which was the predecessor to our business. The compensation reflected is for payments received from that predecessor as well as our company. Leslie Blagman resigned as our Chief Operating Officer on June 1, 2001.



(2) Includes $55,000 and $34,000 of 2000 compensation which Robert and Leslie Blagman, respectively, have deferred under their employment agreements dated January 1, 2000. During 2001, the Blagmans are continuing to defer receipt of compensation due to them under their employment agreements. Excludes a loan of $75,000 to the Blagmans in 2000, which was repaid in 2001 with interest at 8% per annum. In addition, on December 31, 2000, the Company had a receivable of $45,488 from Robert Blagman for advances which have been recorded as a loan.



(3) The shares were valued at $1.00 per share, the closing market price on June 2, 2000, the date of issuance. The 286,500 shares issued to Robert Blagman were returned to our company in 2000 for cancellation.


(4) Reflects options to acquire 50,000 common shares granted on July 14, 2000 to all Board members, other than Robert Blagman, and to Leslie Blagman as Secretary to the Board. The options are fully vested and exercisable until July 2005 at $0.25 per share.

 Option/SAR Grants in Last Fiscal Year

        The following table sets forth stock options granted by us during the last fiscal year.

(Individual Grants)



                           Number of Securities      Percent Of Total Options/Sars
                           Underlying Options        Granted To All Employees in
                           Granted                   Fiscal Year                        Price($/Sh)          Expiration Date
                           --------------------      -----------------------------      -----------          ---------------
Leslie Blagman(1)          50,000                    20%(2)                              $0.25               7/14/05



(1) In addition, in January 2001, Leslie Blagman received 100,000 options exercisable at $0.09 per share and expiring on January 23, 2006.


(2) This percentage is based on the total options granted through the last fiscal year; it is not based on the total options granted through January 31, 2001.

        There were no option exercises in 2000.

Employment Agreements

        On January 1, 2001, we entered into employment agreements with Robert Blagman, our Chief Executive Officer and Leslie Blagman, then our Chief Operating Officer, for five and three years, respectively. The employment agreements call for a base salary, after annual incremental increases, ranging from $240,000 to $420,000 for the Chief Executive Officer and ranging from $135,000 to $180,000 for the Chief Operating Officer. The agreements also call for signing bonuses of $750,000 for the Chief Executive Officer and $350,000 for the Chief Operating Officer to be paid in equal monthly payments over the term of their respective employment agreements. For the year ended December 31, 2000, we recorded expenses related to these agreements in the aggregate of $641,677, of which $355,667 has been accrued and is included in accounts payable and accrued expenses at December 31, 2000. On June 1, 2001, Leslie Blagman resigned as our Chief Operating Officer.


                                    BUSINESS

        Blagman Media International, Inc. is a Nevada corporation, which is the successor to an enterprise founded in 1962. We are a successor to a sole proprietorship founded by Robert Blagman. We are a direct marketing, direct response and media enterprise based in Century City, California which principally provides direct market services and media buying for our clients and their products and services through television, radio, Internet, print and outdoor advertising media. In addition, we organize direct response media campaigns on radio, television and in print and provide assistance in backend marketing and creative production.


        We began operations in 1994 as a sole proprietorship. On August 2, 1999, we completed a reverse acquisition with Unisat, Inc., an inactive, public non-reporting company, founded in 1962 and formerly known as Combined Companies, Inc. On the same date, Unisat, Inc. changed its name to Blagman Media International, Inc. The transaction was structured as a share exchange, in which Robert Blagman exchanged all of his shares in the privately held the Company for 8,200,000 common shares of Unisat, Inc. In April 2000, we entered into a share exchange agreement with MNS Eagle Equity Group I, an inactive, reporting Nevada corporation, which resulted in our becoming a reporting company.



        The primary purpose of these transactions was to give us access to a public market, to create a new corporate vehicle with which to build a more expansive media-buying infrastructure, and thereby allow us to leverage our direct marketing and direct response efforts. Currently, we are actively pursuing acquisitions and strategic relationships in order to create a "network" of alliance partners that will have the capacity to deliver a broader range services in a more cost-efficient manner. Our strategic relationships are non-contractual.



        We have been negotiating to acquire Century Media, Inc., a Santa Monica based advertising agency. We have entered into previous agreements to acquire all outstanding stock of Century Media, but in each instance certain requirements to consummating the acquisition were not satisfied. In October of 2001, a due diligence review of Century Media's financial status raised concerns which must be resolved before we can enter into a definitive agreement to acquire all outstanding stock of Century. Based on our due diligence, we believe that the purchase price for Century Media, which most recently was to be $5.7 million cash, will need to be substantially reduced. We are also pursuing other possible acquisitions and strategic arrangements.



               On September 2, 2001, we entered into a letter of intent with WellWorld Partners Ltd. with respect to our purchase of 51% of the outstanding common stock of WellWorld. The purchase price for 51% of WellWorld is an aggregate of $1,500,000 in cash and/or stock, as follows: $500,000 cash within two weeks of the execution of the letter of intent or execution of the purchase agreement; $500,000 in cash or 25 million shares of our common stock within two weeks after the execution of the purchase agreement; and $500,000 cash or 25 million shares of our common stock due within six weeks after the execution of the purchase agreement. WellWorld is to use the funds provided by us to (i) locate and acquire equity interests in Neutraceuticals or health promoting products and services and (ii) develop directly and through third parties private labeling products for entertainment, sports and fitness and established high profile institutions of a private and public nature. The execution of a definitive agreement is subject to various conditions, including the approval of our Board of Directors and the due diligence review by our representatives. There is no assurance that this acquisition will be completed.


        During 2000, in addition to considering merger and acquisition opportunities for consolidation and industry growth, we considered establishing an immediate expansion in the television production field. At the same time we focused on our core competencies by making quantitative media buys and in assisting our clients in implementing traditional radio, television and out of home media strategies. Given the general uncertainties in Internet advertising and Internet business models that developed in late 2000, and which continue, we plan to monitor the use and styles of Internet advertising. In this way, we can assess the opportunities available to us in Internet advertising while not making any firm financial commitments to an Internet strategy.

Overview

        Our principal business is media buying, with a specific focus on direct marketing and direct response advertising. Direct marketing is any communication or advertisement to a consumer or business that is designed to generate a direct interest in the form of an order for a specific product of service, a request for information, or a visit to a place of business with a predetermined demographic audience. Direct marketing efforts generally attract the response by offering an incentive to the targeted audience through a broad range of media vehicles including catalogs, bill inserts, coupon mailings, telemarketing, events, and traditional direct mail. Direct marketing is intended to gain consumer interest and awareness and produce sales over a period of time through a response to the materials or the broadcast but, generally, direct marketing does not solicit an immediate response or purchase. The Company's revenues for direct marketing services are generated from media commissions which are paid in advance to us as media is placed and purchased and from fees for direct services to the client.

        In contrast, direct response utilizes direct marketing's array of media vehicles, but also targets a non-specific demographic audience through media time available as "remnants" or "surplus" after normal network and prime advertising has been purchased. At times of "general advertiser" recession (which exists in the first quarter of 2001) the direct response industry can flourish due to an excess of media inventory. Direct response's main purpose is to reach an audience and generate an immediate profitable transaction. Direct response firms handle all aspects of a media campaign by merging the roles of product developer, marketer, and merchant. They often receive a percentage of sales revenues, as well as fees based on time purchased or actual services rendered. While direct response media buys and programming can be either long form (more than 2 minutes and generally 30 minutes in length) or short form (generally 30 to 120 seconds in length), the most commonly recognized direct response format is the "infomercial," a 30 minute television program demonstrating a product, providing testimonials, offering additional tie-in merchandise and motivating the audience to order the product while they are watching.


        To date, our major focus has been on direct marketing services. According to the Direct Marketing Association (DMA), overall sales through direct marketing (during 2000) in the United States were approximately $1.5 trillion and are expected to continue to increase. The proliferation of cable, network and non-network television, Internet and radio has made traditional media choices less effective and audiences harder to reach. This proliferation has increased the obstacles to reaching a mass audience in traditional media formats and increased the cost of capturing a consumer's attention. In contrast to traditional general media marketing, the results of a direct marketing or a direct response campaign are easily quantifiable since any responses are the direct result of the marketing dollars used to generate them. Clients utilizing direct marketing and direct response campaigns have immediate feedback on whether or not their advertising has effectively translated to sales or revenues.


        The direct marketing system requires advertisers to focus on the most effective time and media slots for the product. As a result, media buying has become more precise and agencies have tended to specialize. We believe that there is a need to reverse the fragmentation through consolidation so clients can benefit from broader marketing, increased buying power and the economies of scale. The following chart compares the characteristics of traditional advertising with the direct marketing and direct response approaches:


                         General Advertising vs. Direct Market And Direct Response
               ---------------------------------------------------------------------------------
 Advertising                                         Direct Market And Direct Response
 -----------                                         ---------------------------------
Purpose is to create positive awareness              Purpose is create instant sale or inquiry product or service.
for product of service.



Builds awareness for a sale at some other            Makes a sale or contact now, directly with
time and place, under the buyer's control.           the customer, at a time a time and place
                                                     under the seller's control.

Transitive communication. Information                Interactive. Seller tests and receives
flows from the advertiser to the prospect.           information from the prospect.

Sells products.                                      Sells offers.

Creates markets.                                     Discovers markets.

Seeks to influence behavior.                         Seeks to model or repeat behavior.

Creates sales.                                       Creates customers.

Vaguely measurable, usually in terms of              Fully accountable. Every response is "market share."
measured (cost/order, cost/lead, etc.).


        If advertising is an "art," direct mail and direct response are a "science" because variables are documented, tested, and turned into constants, which are "replicated" in further "scientific experiments" to achieve the same or better results. Direct response employs a range of strategies and techniques and tests them in various combinations to achieve maximum marketing results at lowest cost.

        During 2001 and 2002, we plan to grow through the acquisitions of complementary firms serving niche direct marketing and direct response markets, to continue to build on our established network of alliances and to develop depth in our database management, expansion marketing, production services, and corporate reinvestment strategies. To enhance sales and marketing results, we currently perform in-house research and conduct selective competitive intelligence on consumer and customer trends. Through strategic acquisitions and alliances, we expect to have access to broad demographic data on consumers and their purchasing habits.

Revenue Sources

        The Company currently generates approximately 75% of its total revenues from direct marketing media commissions of which approximately 18% is from radio, 72% is from television and 10% is from print and outdoor advertising and other advertising avenues. Frequently, these commissions are earned and split with other media or advertising agencies. The remaining 25% in revenues represents fees for service contracts and commissions where the Company represents its advertising clients for exclusive placement of services covering productions, advertising, marketing/media, telemarketing and fulfillment activities. These services generally include a monthly fee for developing and advising on the complete marketing strategy and tactics, and related market research to establish the target identity and demographic for TV, radio and outdoor placements and a commission on the actual production series. Consistent with industry practice, we approve the media purchase orders, receive full payment from the client before the media airs and remit the media payments after deducting commissions and the media charges as they are billed to us.


Competition



        We compete with much larger advertising agencies that have greater financial and personnel resources to service their accounts. We seek to meet the competitive challenges these larger agencies pose through research, selective competitive intelligence on consumer and customer trends, use of our growing database on what motivates people to buy, and the quality and reliability in executing our client's direct response targeted programs. In addition, our boutique size, ability to offer advanced client services and personal attention allows the Company to differentiate itself from many competitors. During 2000, some of our clients could also be considered competitors, to the extent they did not outsource the advertising and direct marketing services to us, and the larger worldwide direct marketing and direct response entities. Our main competitors are Hawthorne Media, Century Media, which we are seeking to acquire, Mercury Media and Fredrickson Television.


Dependence on Limited Clients


        During 2000, we had one major customer, 21st Century, which represented 67% of our accounts receivable. 21st Century was sold in 1999 and left us in 2000. During 2000, we focused on obtaining new business to offset this loss and as of December 31, 2000, we had 11 active clients. During the first six months of 2001, two clients each represented more than 10% of our revenues: Metrx and Greenpeace.


        Our principal clients have included Eastman Kodak, Dodge-Chrysler, Black and Decker, One World Live, Emson, Liberty Medical, Greenpeace, the Red Skelton Estate and Amnesty International. The Company's experience with well respected, nonprofit agencies is helping to enhance the market perception of the long form infomercial industry by shifting the focus of this medium toward a higher quality and more respected products and companies. Currently our client list includes Greenpeace, Amnesty International, North Shore Animal League of America, MetRx, the Red Skelton estate, Veterinary Pet Insurance, Aussi Nads, BrushMate and Synergy Inc.

Alliances


        We originally expanded our market presence through alliances with larger enterprises and associations where our particular expertise is valuable and our ability, as a smaller entity, to respond quickly in a flexible manner allows the larger organization to enhance its marketing and advertising services. Currently, our main alliance is with Eicoff Infomercial. Eicoff Informercial is engaged in direct response long form media buying in association with Eicoff & Company, a subsidiary of Ogilvy & Mather. Eicoff Infomercial purchases all long form media for Eicoff & Company, and the Company has an exclusive, verbal agreement, which is not legally binding, to place this media. Eicoff & Company is the oldest, largest, and one of the most successful direct marketing firms in the country, and the number one short form-advertising agency in the world with billings exceeding $150 million. Al Eicoff, the company's founder, is considered the "father of the direct response industry." We do not receive any revenue directly from alliances. However, we believe that such alliances will enable us to better attract clients.


Intellectual Property

        We have no patents, trademarks, licenses or any other intangible assets that would impact its value or earnings.

Research And Development Of Advertising Activities

        We estimate that we spend approximately 38% of our time on research and development activities related to marketing strategies or techniques. We believe research on consumer trends is one of our competitive advantages.

Environmental Regulation

        The cost and effects of compliance with environmental laws for federal, state or local governments are inconsequential.

Employees


        As of December 31, 2000, we had 6 full-time employees, in marketing and sales and in operations and general management. None of the employees is a member of any union or collective bargaining organization. We consider our relationship with our employees to be excellent. All of our public relations and marketing is performed by independent contractors from whom we expect to acquire new customer billings. As of December 31, 2000, we also had 5 independent contractors concentrating primarily on marketing and public relations to improve our visibility in branding its names and services. All of these sales and marketing representatives work on a month-to-month, commission basis.


Properties


        Our executive office is located in Los Angeles, California where we occupy approximately 3,725-square feet with an annual rent of approximately $9,089.00. The lease term on the space commenced on February 29, 2000 and continues through April 30, 2003.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

        You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

General

        Blagman Media International, Inc. (established in 1994) ("the Company") was incorporated on January 29, 1999 as a successor to a sole proprietorship. The Company is a global direct response marketing and advertising agency that produces response-driven infomercials, and provides product placement, media buying, medical marketing, production and syndication of television programming, and other associated transactional media business products.


        On August 2, 1999, the Company completed a reverse acquisition with Unisat, Inc., an inactive, public non-reporting company, founded in 1962 and formerly known as Combined Companies, Inc. On the same date, Unisat, Inc. changed its name to Blagman Media International, Inc. The transaction was structured as a share exchange, in which Robert Blagman exchanged all of his shares in Blagman Media International, Inc., a privately-held entity with the same name owned by Robert Blagman for 8,200,000 common shares of Unisat, Inc. In April 2000, the Company entered into a share exchange agreement with MNS Eagle Equity Group I ("MNS"), an inactive, reporting Nevada corporation, which resulted in the Company becoming the parent entity. After the filing of a Report on Form 8-K, the Company became the successor reporting entity. The corporate relationships are the result of transactions in 1999 and 2000, through which the Company became the reporting, trading, development stage Nevada corporation with shares publicly traded on the NASDAQ Bulletin Board Exchange.



Six Months Ended June 30, 2001 Compared To Six Months Ended June 30, 2000



        Net revenues (principally from advertising placements, commissions and revenue sharing arrangements) for the six month period ended June 30, 2001 decreased to $192,594 from $239,940 (27%). For the six month period ended June 30, 2000, the Company previously reported as net revenues and as the cost of those revenues, the gross advertising placed for clients of the Company, as well as the associated media costs. To accommodate accounting pronouncements, for the six months ended June 30, 2001, the Company has reported only the net revenues, which consist of the commissions and margins due to it rather than the entire advertising placements. It has also restated the same categories for June 30, 2000. For comparison, the net revenues retained by the Company (and properly reported under applicable accounting pronouncements) were $192,594 for the six month period ended June 30, 2001, compared to $239,940 for the same period in 2000. Gross profits for the six months ended June 30, 2001 was $188,043 compared to $243,004, a

23% decrease before commissions of $87,435 and $84,361 in the same periods. The reduction was principally the result of the loss of a major insurance company account, which had accounted for advertising placements of more than $4,000,000 for the Company, when that insurer was acquired by another insurer which then ceased all advertising efforts. The acquisition occurred in late 1999 but the change in advertising policy fully impacted the Company commencing in the second quarter of 2000. The changes in gross profit were consistent with the restated revenues. As noted above, the Statements of Operations for the six month period ended June 30, 2000 have been restated to reflect the amount of revenues retained and to be reported by the Company under applicable accounting pronouncements.



        Total operating expenses increased from $2,248,417 during the six months ended June 30, 2000 to $2,426,121 for the six months ended June 30, 2001, an increase of $177,704 (7.9%). The decrease in operating revenues and increase in operating expenses resulted in an increase in operating losses from $2,005,413 for the six months ended June 30, 2000 to $2,238,078 for the six months ended June 30, 2001, an increase of $232,665 or 12%.



        During the six months ended June 30, 2001, the Company issued 71,419,000 common shares as compensation to consultants and for future and current services. Under GAAP, the Company is required to record the current portion of these amounts or $1,255,674 as a compensation expense based on the market price of the Company's shares on the date of issuance, even though no cash payments were made. As a result, the Company recorded $1,255,674 in additional compensation and consulting fees.



        The level of operating costs reflects, in part, the Company's status as a public entity and the legal, accounting and other costs incurred when the Company was pursuing acquisition and merger transactions during 2000 and 2001. These transactions have not been consummated to date but the Company is responsible for the costs incurred. Travel and entertainment expenses declined from $131,804 during the six months ended June 30, 2000 to $41,395 during the six months ended June 30, 2001, a reduction of 69%. In addition, the Company decreased aggregate officer compensation from $586,500 during the six months ended June 30, 2000 to $358,334 during the six months ended June 30, 2001, a decrease of $228,166 (39%). Management has been focused on aligning its operating overhead with its revenues and in obtaining working capital through loans and other arrangements which it believes will position the Company for internal growth and allow it to focus on an increased client base and expanded business operations.



        Other expenses decreased from $182,470 for the six months ended June 30, 2000 to $12,034 for the six months ended June 30, 2001, due primarily to a one-time subsidiary acquisition cost of $179,220 in 2000.


        Cost Of Revenues


        Cost of revenues before commissions generally are non-material cost to the Company and principally consist of production costs that are not funded by clients. Media acquisition and airtime costs are not reflected as revenues in the current period and have been restated for the prior periods to eliminate the costs and to record as revenues only the commissions and margins being retained by the Company but before commissions payable to co-agents. The Company intends to report only its internal margins and commissions (before any payments to co-agents) during future periods and to comment with respect to media costs since, as a general matter, the Company incurs media costs in direct proportion to operating revenues. The cost of revenues, net of media costs, increased from ($3,064) for the six months ended June 30, 2000, to $4,551 for the six months ended June 30, 2001, representing an increase of $7,615 (249%).


        General And Administrative Expenses


        Total general and administrative expenses increased from $2,248,417 to $2,426,121 (8%) for the six months ended June 30, 2000 and 2001 respectively. The increase consisted of the $,1360,899 of Non-Cash Compensation in 2001 compared to $1,311,500 of Non-Cash Compensation for the first six months of 2000, offset by decreases in officers compensation and travel and advertising costs and the fact that the other costs remained at levels consistent with 2000. The Non-Cash Compensation amount is not expected to be a recurring item. The Company anticipates that the other increases will moderate in future periods as management gains experience overseeing a publicly held enterprise and is able to manage and predict those costs and needs more effectively.


        Interest Expense And Outstanding Loans


        In the six month period ended June 30, 2001, the interest expense increased from $6,441 to $13,666 from the same period in 2000 due to interest on the $445,500 loans and short term financing costs incurred on certain payables. Since the Company records revenues as received and generally commits to time expenditures only when there is assurance of payment from its clients, interest costs and advertising revenue adjustments are small. Also, during 2001, as noted above, the Company has restated its revenues to eliminate media costs from its reported revenues. At June 30, 2001, the Company had loans of $124,345 due from shareholders who have deferred salary and have received certain short term advances and had loans of $445,500 due to three unaffiliated parties that have advanced funds on up to five year repayment schedules.

        Subsidiary Acquisition Cost


        In the six months ended June 30, 2000, the Company recorded an expense of $179,220 as the costs related to acquisition of MNS. This amount consists of $100,000 in cash and $79,200 representing the fair value of the 50,000 common shares of the Company exchanged for the MNS shares.


        Liquidity And Capital Resources


        For the six months ended June 30, 2001, compared to December 31, 2000, the Company's available cash decreased from $179,744 to $20,563, but was partly offset by an increase in accounts receivable and other current assets resulting in an overall decrease in current assets from $326,938 to $236,018 (39%) from December 31, 2000 until June 30, 2001. Accounts payable and accrued expenses at June 30, 2001 were $979,786 compared to $496,353 at December 31, 2000, a 97%
increase resulting principally from accrued officer compensation and accrued expenses and other obligations incurred in pursuing possible acquisitions and mergers. Since June 30, 2001, the Company's cash position has improved as it received the remaining proceeds from the $445,000 loans recorded at June 30, 2001 and the net proceeds of $830,000 from a preferred stock offering undertaken in July 2001.


        During the first six months of 2001, the Company has focused on resolving various equity issues, the underlying preferred stock offering, acquiring debt financing, deciding whether to pursue acquisitions and mergers and, principally, on acquiring and servicing new business accounts. Management anticipates that the additional accounts that have been acquired to date and the other new accounts being sought by the Company will replace all, or a substantial portion, of the lost revenues from the loss of the large insurance account and that a significant portion of those revenues will be recognized during the balance of 2001, but there is no assurance that the Company will be successful in fully offsetting the lost account and completing its business plans.


        During the six months ended June 30, 2001, the Company issued 71,419,000 common shares with a fair value of $10,956,274 as Non-Cash Compensation, of which $1,255,674 was charged to operations during the first six months of 2001 and the balance has been deferred based on the service terms under the contracts. These transactions resulted in 94,322,450 common shares outstanding at June 30, 2001 and a total shareholders deficit of $1,280,659 at June 30, 2001 compared to a deficit of $406,990 at December 31, 2000.



        Management is currently pursuing various initiatives to expand the Company's operations internally and through strategic alliances with other industry partners. These endeavors may require additional capital funding which the Company expects to fund, as necessary, from the credit facilities and preferred stock issuances and other financings. The Company intends to focus on operations and new business and clients and these funding sources to meet its operating requirements, to retire the accumulated accounts payable from the acquisition and mergers that are not being pursued at this time and to provide further capital for expansion, acquisitions or strategic alliances with businesses that are complementary to the Company's long term business objectives. While the Company believes that additional capital will be needed to maintain the growth plans of the Company, management believes that the working capital now available to it, its increased client base and funds generated from operations and from the equity line of credit agreement will be sufficient to meet capital requirements for the next 12 months even if other substantial additional working capital does not become available. The Company estimates that $1,000,000 from the equity line of credit agreement during the next 12 months will be sufficient for it to meet its capital requirements for such period, when combined with anticipated operating revenues. The Company has sought and will continue to pay expenses with stock rather than cash where possible to reduce capital requirement. At June 30, 2001, $644,554 (57%) of the $1,139,786 in total current liabilities was accrued compensation, most of which the Company believes can be paid in stock. In the long term, the Company must expand its operations to generate sufficient working capital to meet its ongoing capital requirements. Acquisitions to further the Company's growth plans probably will require either the issuance of significant equity in the Company or obtaining additional capital through loans or the sale of stock. The Company may not be able to complete acquisitions for stock and may not be able to obtain sufficient cash for such acquisitions, in which event the Company's growth plans will not be able to be achieved and the Company will be forced to rely on internal growth.


        New Accounting Pronouncements

        The Financial Accounting Standards Board has adopted several notices with regard to the treatment of interim financial statements. These issues are presented in the Company's interim financial statements. As discussed in the notes to the interim financial statements, the implementation of these new pronouncements is not expected to have a material effect on the financial statements.

Year Ended December 31, 2000 Compared To The Year Ended December 31, 1999


        Net Revenues (principally from advertising placements, commissions and revenue sharing arrangements) for the year ended December 31, 2000 as compared to the year ended December 31, 1999 decreased from $639,602 to $468,405 (27%). The reduction was principally the result of the loss of a major insurance company account, which had accounted for advertising placements of more than $4,000,000 for the Company, when that insurer was acquired by another insurer which then ceased all advertising efforts. The acquisition occurred in late 1999 but the change in advertising policy fully impacted the Company's revenues commencing in the second quarter of 2000. The decrease in revenues between the two years of $171,197 (27%) was reflected in gross profits, which decreased from $638,858 in 1999 to $468,405 in 2000, reflecting a decrease of $170,453 (26%). The gross profit margins reflect both the changes in revenues, since the nature of the Company's business provides margins which tend to be proportionate to its revenues, and the improved operating results because of efficiencies from the use of computer tracking systems which began to be reflected during the third quarter of 2000.



        The decrease in revenues as well as a $3,699,461 (490%) increase in total operating expenses (consisting principally of the $2,209,523 in Non-Cash Compensation described below) from $755,464 in 1999 to $4,454,955 in 2000 resulted in a loss (before other expenses of $11,613) in 2000 of $3,986,550 compared to operating losses of $116,606 for 1999 or a 3319% increase in operating losses. During 2000, the Company issued 4,583,577 common shares as compensation for services to various consultants and professionals. Under GAAP, the Company is required to record these amounts as a compensation expense based on the market price of the Company's shares on the date of issuance, even though no cash payments were made. As a result, the Company recorded $2,209,523 in non-cash compensation, which has been reflected as a portion of both the Professional and Consulting Fees and Other General and Administrative Expenses (collectively "Non-Cash Compensation").


        The increase in operating costs also resulted from the Company's status as a public entity which accounted for a $589,002 increase in cash and non-cash amounts for professional fees and a $163,222 aggregate increase in other cash general and administrative expenses during 2000 as compared to 1999. In addition, the Company experienced aggregate increases from $799,467 (286%) compensation to officers and in other compensation related costs, rents, advertising and related items, principally in connection with the expanded operating requirements and the need for some additional operating staff since certain executives were required to devote a substantial portion of their time to the public aspects of the Company rather than to day-to-day sales and marketing activities for the Company. The increases experienced over 1999 was partially offset by the increased use of the computer tracking system and technology systems, by management's increased experience with public company status which has allowed more focus on day-to-day operating activities and the retention of professionals familiar with public company requirements generally. Also, management believes that it has now addressed the principal effects of the direct and indirect Non-Cash Compensation and other equity commitments and dilution matters which arose from the Unisat and NMS transactions, from the Company's early experiences as a public entity and from deferrals of cash compensation by officers and consultants.


        General and Administrative Expenses



        Total general and administrative expenses increased from $755,464 to $4,454,955 (590%) for 2000 as compared to 1999. The increase consisted principally of the $2,209,523 of Non-Cash Compensation and the increase in professional and consulting fees from $41,309 to $206,461 for 1999 and 2000 respectively. Cash expenditures increased in each category to accommodate the public company requirements and the expanded staffing and overhead costs to accommodate the public status and the sales and advertising personnel added when certain executives shifted a portion of their efforts from sales and marketing to public company matters, all of which were partially offset by the savings from computer tracking and reduced travel and entertainment costs. The Non-Cash Compensation amount which was reflected in 2000 is not expected to be a recurring item in future periods because obligations from the prior entities and other commitments have generally been satisfied. The Company anticipates that the other increases will moderate in future periods as management gains experience overseeing a publicly held enterprise and is able to manage and predict those costs and needs more effectively.


        Interest Expense and Outstanding Loans


        Interest expense was not a significant item in 1999 or 2000 and increased from $10,812 in 1999 to $11,613 (.7%) in 2000. Since the Company records revenues as received and generally commits to time expenditures only when there is assurance of payment from its clients, interest costs and advertising revenue adjustments are small. At December 31, 2000, the Company had loans of $106,767 due from shareholders who have deferred salary and have received certain short term advances, and taken advances from the Company, all or a portion of which are being converted to compensation expense when employment agreements are finalized. In February 2001, $75,000 in shareholder loans were repaid.

        Liquidity and Capital Resources


        For the year ended December 31, 2000, compared to December 31, 1999, the increase in cash to $179,744 was offset by a reduction from $479,054 to $15,569 in accounts receivable resulting in a decrease in current assets from $519,920 to $326,938 (37%) from December 31, 1999 until December 31, 2000. However, the accounts payable at December 31, 2000 was $496,353 compared to $460,587 at December 31, 1999, an 8% increase. Those shifts in accounts receivable and accounts payable were the result of the impact of the loss of the large insurance company account, the initial impact from new accounts and improved internal controls. Management anticipates that additional accounts now being acquired by the Company will replace all, or a substantial portion, of the lost revenues from the insurance account. A portion of those revenues was recognized during late 2000 and further increases should be reported in 2001, but there is no assurance that the Company will be successful in fully offsetting the lost account.



        During 2000, the Company issued 10,333,577 common shares of which 5,239,500 were issued for new capital, 50,000 were issued in connection with the MNS transaction, 460,500 were issued for debt and 4,583,577 common shares were issued as Non-Cash Compensation. These transactions resulted in 22,403,500 common shares outstanding at December 31, 2000. During 2000, the Company received additional paid-in capital of $3,962,910, consisting of the cash proceeds of the sale of additional common shares. These funds, along with the Non-Cash Compensation and the MNS transaction, resulted in a total shareholders deficit of $406,990 at December 31, 2000 compared to a deficit of $138,590 at December 31, 1999. The additional capital was applied to meet working capital requirements.


        Management is currently pursuing various initiatives to expand the Company's operations internally and through strategic alliances or acquisitions with other industry partners. These endeavors will require additional capital funding which the Company hopes to raise through debt or equity financing arrangements, if appropriate financing is available, on reasonable and accepted terms. Century Media of Santa Monica is a leading direct response agency that has entered into an agreement for full acquisition by the Company.

        The Company intends to continue to seek additional working capital to meet its operating requirements and to provide further capital for expansion, acquisitions or strategic alliances with businesses that are complementary to the Company's long term business objectives. Additional capital will be needed to maintain the growth plans of the Company and to complete the transaction with Century Media and in other possible acquisitions. If substantial additional working capital does not become available, management believes that the working capital now available to it along with funds generated from operations will be sufficient to meet essential capital requirements for the next 12 months but will not support growth. However, the Company currently has a significant deficit. As a result, the Company's financial statements for the period ended December 31, 2000 have been prepared on a going concern basis which contemplated the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $3,990,309 for the year ended December 31, 2000, and has a working capital deficiency of $483,183 and a stockholders deficiency at December 31, 2000 may not enable it to meet such objectives as presently structured. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        New Financial Pronouncements

        The Financial Accounting Standards Board has adopted several notices with regard to the treatment of interim financial statements. These issues are presented in the Company's interim financial statements. As discussed in the notes to the interim financial statements, the implementation of these new pronouncements is not expected to have a material effect on the financial statements.

Forward-Looking Statements


        Except for historical information contained herein, the matters discussed herein are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products and prices and other factors discussed in prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


        In addition to the grants of options, stock and the loans to the Blagmans described under "Business -- Executive Compensation," the following related-party transactions were undertaken in 2000 or 2001:


        Joseph Lynch, consultant to the Company, received 450,000 Common Shares of the Company on June 2, 2000 (valued at $450,000 on the date of grant) and 100,000 Common Shares of the Company on October 10, 2000 (valued at $17,000 on the date of grant). These amounts were recorded as a compensation expense.

        John Smith, then counsel to the Company, received 250,000 Common Shares of the Company on June 2, 2000 (valued at $250,000 on the date of grant). These amounts were recorded as a legal expense.

        Richard Elliott Square, consultant to the Company, received 150,000 Common Shares of the Company on July 14, 2000 (valued at $79,650 on the date of grant) for his services to the Company and Unisat, Inc., the predecessor of the Company. These amounts were recorded as a compensation expense.

        Earl Greenburg, consultant to the Company, received 300,000 Common Shares of the Company on September 25, 2000 (valued at $84,000 on the date of grant). These amounts were recorded as a compensation expense.

        Charles Flynn, consultant to the Company, received 600,000 Common Shares of the Company on December 6, 2000 (valued at $114,000 on the date of grant) for his services to the Company and Unisat, Inc., the predecessor of the Company. These amounts were recorded as a compensation expense.

        Kendra Sturgeon received 75,000 Common Shares of the Company on August 15, 2000 (valued at $28,125 on the date of grant). Chris Kurstin received 37,000 Common Shares of the Company on July 1, 2000 (valued at $23,865 on the date of grant) and 240,000 Common Shares of the Company on October 10, 2000 (valued at $40,800 on the date of grant). FG&P Consulting received 75,000 Common Shares of the Company on September 13, 2000 (valued at $27,750 on the date of grant). These amounts were recorded as a compensation expense.

        George Weiss, an adviser to the Company and a shareholder through a partnership in which he is a general partner, received a grant to purchase 2,000,000 Common Shares of the Company, but the grant expired in 2000 without exercise and therefore, no compensation expense was recorded.


        Robert Blagman received 100,000,000 shares in August 2001 in consideration for certain liabilities of the Company to him for accrued compensation.


                               MARKET INFORMATION


        Our common stock is traded in the over-the-counter market and is quoted on the Nasdaq Over-The-Counter Bulletin Board system under the symbol "BMII.OB." as of September 30, 2001, there were 478 stockholders of record for our common stock.



        The following table sets forth the high and low bid quotations for our common stock for the fiscal years ended December 31, 2001, 2000 and 1999. Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions.



                                        High                  Low
                                    Sales Price           Sales Price
                                    -----------           -----------
1999    First Quarter                $ 4.875                 $ 1.125
        Second Quarter                 2.75                    0.437
        Third Quarter                  0.625                   0.125
        Fourth Quarter                 3.25                    0.20


2000    First Quarter                $ 4.625                 $ 1.50
        Second Quarter                 2.625                   0.625
        Third Quarter                  0.80                    0.19
        Fourth Quarter                 0.30                    0.08

2001    First Quarter                $ xxxx                   $ xxx
        Second Quarter                 xxxx                     xxx
        Third Quarter                  xxxx                     xxx
        Fourth Quarter (through        xxxx                     xxx
           _______, 2001)



                             PRINCIPAL SHAREHOLDERS


        The following table sets forth information (except as otherwise indicated by footnote) as to Common Shares owned as of September 30, 2001 or which can be acquired in sixty days, by (i) each person known by management to beneficially own more than five percent (5%) of BMII's outstanding Common Shares, (ii) each of our directors, and officers, (iii) all executive officers and directors as a group. On September 30, 2001 there were 334,431,736 shares outstanding.



Name and address of Beneficial              Amount and Nature of               Percent
          Owner(1)                         Beneficial Ownership(2)             of Class
------------------------------             -----------------------             --------
Robert Blagman(3)                                  107,314,000                  32.1%
Andrew Given                                                 0                      *
Walter Lubars                                           10,000                      *
Jeffrey Wald                                                 0                      *
All directors and executive
   officers as a group (4 persons)                 107,324,000                  32.1%


* Indicates that the percentage of shares beneficially owned does not exceed one percent (1%) of the class.

(1) Each of the directors and officers named can be reached at our executive offices located at 1901 Avenue of the Stars, Suite 1700, Los Angeles, California, 90067. The persons named in the table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) Calculation includes options to purchase 250,000 shares exercisable at $0.09 per share, and expiring on July 14, 2005. These options were granted in July 14, 2001.

(3) Includes 150,000 shares held by Leslie Blagman, the spouse of Robert Blagman, as to which shares Mr. Blagman disclaims any beneficial ownership interest.

                            DESCRIPTION OF SECURITIES


        The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended to date, our Bylaws, and the Certificate of Designation with respect to the Series B Convertible Preferred Stock. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 per share. The authorized number of shares was increased by a majority of the shareholders to 500,000,000 in September 2001 and 1,000,000 in October 2001.


Common Stock

        As of August 20, 2001, a total of 62,000,000 shares of our common stock were issued and outstanding. The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

        After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock


        Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock, without any further action by the stockholders. Our board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.



        We currently have only one class of preferred stock outstanding, the Series B Convertible Preferred Stock, of which 100 shares are authorized for issuance and all of which are issued. The shares are convertible into our common stock on the basis of 1,250,000 shares of common stock for each outstanding share of Series B convertible Preferred Stock.


Dividends

        We have not paid any cash dividends to date, and we do not intend to declare any cash dividends on the common shares in the foreseeable future. Payment of dividends is solely at the discretion of our board of directors.

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged to have acted with gross negligence, engaged in willful misconduct, knowingly violated the law, breached their duty of loyalty or received improper personal benefit. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Edward T. Swanson, Esq. located in Santa Monica, California.


                                     EXPERTS

Our financial statements for the period from inception to December 31, 2000, appearing in this prospectus and registration statement have been audited by Weinberg & Company, P.A. and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


        We file reports with the SEC. We file a 10-KSB for each fiscal year and 10-QSB reports for the first three quarters of each year. We intend to furnish our shareholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.


        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the SEC. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York. You may obtain copies of all or any portion of the registration statement and of our other filings with the SEC from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of an contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                        BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2000 AND 1999





                                    CONTENTS



     PAGE                   INDEPENDENT AUDITORS' REPORT

     PAGE                   CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2000 AND 1999

     PAGE                   CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER
                            31, 2000 AND 1999

     PAGE                   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY FOR
                            THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                            +
     PAGE                   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER
                            31, 2000 AND 1999

     PAGES                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
  Blagman Media International, Inc.

We have audited the accompanying consolidated balance sheets of Blagman Media International, Inc. and Subsidiaries December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH AUDITING STANDARDS GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDITS TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION. WE BELIEVE THAT OUR AUDITS PROVIDE A REASONABLE BASIS FOR OUR OPINION.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Blagman Media International, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has a loss from operations of $3,990,309, a working capital deficiency of $483,183, and stockholders' deficiency of $406,990. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.


Boca Raton, Florida
February 22, 2001

                       BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999



ASSETS



                                                                                        2000              1999
                                                                                    -----------       -----------
                                CURRENT ASSETS

  Cash                                                                              $   179,744       $      --
  Accounts receivable                                                                    15,569           479,054
  Other current assets                                                                    2,974             1,918
                              PREPAID INSURANCE                                          21,884              --
                    NOTE AND LOAN RECEIVABLE - STOCKHOLDER                              106,767            38,948
                                                                                    -----------       -----------
TOTAL CURRENT ASSETS                                                                    326,938           519,920
                                                                                    -----------       -----------

PROPERTY & EQUIPMENT - NET                                                               71,737             6,942
                                                                                    -----------       -----------

                                 OTHER ASSETS

                                   DEPOSITS                                               4,456              --
                                                                                    -----------       -----------
                                TOTAL OTHER ASSETS                                        4,456              --
                                                                                    -----------       -----------

TOTAL ASSETS                                                                        $   403,131       $   526,862
                                                                                    ===========       ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

                             CURRENT LIABILITIES

                   Notes and loans payable -- current portion                       $    63,768       $    80,152
                                 Line of credit                                            --              74,713
                     Accounts payable and accrued expenses                              107,399           460,587
                        Accrued compensation -- officers                                355,667              --
                           Media cost refunds payable                                    33,287              --
                                Deferred revenue                                        250,000              --
                                                                                    -----------       -----------
                            Total Current Liabilities                                   810,121           615,452
                                                                                    -----------       -----------

                            LONG-TERM LIABILITIES

                            Notes and loans payable                                        --              50,000
                                                                                    -----------       -----------

                                Total Liabilities                                       810,121           665,452
                                                                                    -----------       -----------

STOCKHOLDERS' DEFICIENCY

  Common stock, $.001 par value, 100,000,000 shares authorized, 22,403,450
   and 12,069,873 shares issued and outstanding in 2000 and 1999, respectively           22,403            12,070
  Additional paid in capital                                                          3,951,540            24,630
  Accumulated deficit                                                                (4,165,599)         (175,290)
                                                                                    -----------       -----------
                                                                                       (191,656)         (138,590)
                         Less subscriptions receivable                                 (215,334)             --
                                                                                    -----------       -----------

    Total Stockholders' Deficiency                                                     (406,990)         (138,590)
                                                                                    -----------       -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                      $   403,131       $   526,862
                                                                                    ===========       ===========




          See accompanying notes to consolidated financial statements.

                       BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AS OF DECEMBER 31, 2000 AND 1999




                                                                                       2000              1999
                                                                                    -----------       -----------
                      REVENUES - NET                                                $   468,405       $   639,602

                     COST OF REVENUES                                                      --                 744
                                                                                    -----------       -----------

                       GROSS PROFIT                                                     468,405           638,858
                                                                                    -----------       -----------

OPERATING EXPENSES

   Officers' compensation                                                             1,078,167           278,700
   Employee compensation and taxes                                                      245,867            84,293
   Commissions                                                                          193,664           119,359
   Professional and consulting fees                                                   2,066,461            41,309
   Subsidiary acquisition costs                                                         179,220              --
   Other general and administrative                                                     213,850            50,628
   Travel and entertainment                                                             185,890            80,020
   Advertising                                                                          151,718            17,975
   Rent                                                                                  84,300            28,356
   Utilities                                                                             26,517            18,074
   Auto                                                                                  17,321            15,799
   Depreciation                                                                          11,980             4,951
   Loan fee                                                                                --              16,000
                                                                                    -----------       -----------
                    TOTAL OPERATING EXPENSES                                          4,454,955           755,464
                                                                                    -----------       -----------

LOSS FROM OPERATIONS                                                                 (3,986,550)         (116,606)
                                                                                    -----------       -----------

OTHER INCOME (EXPENSE)

   Interest expense -- other                                                            (10,321)           (8,190)
   Interest expense -- related party                                                     (1,292)           (2,622)
   Interest income                                                                        7,854             1,470
                                                                                    -----------       -----------
                     TOTAL OTHER (EXPENSE)                                               (3,759)           (9,342)
                                                                                    -----------       -----------

                         NET LOSS                                                   $(3,990,309)      $  (125,948)
                                                                                    ===========       ===========

                NET LOSS PER COMMON SHARE -  BASIC AND DILUTED                      $     (0.25)      $    (0.013)
                                                                                    ===========       ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -                               15,855,128         9,800,961
 BASIC AND DILUTED                                                                  ===========       ===========




          See accompanying notes to consolidated financial statements.

                       BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999




                                           Common Stock          Additional
                                     -------------------------     Paid-In      Accumulated    Subscriptions
                                       Shares        Amount        Capital        Deficit        Receivable      Total
                                     -----------   -----------   -----------    -----------    -------------  ------------
Balance, January 1, 1999               8,200,000   $     8,200   $      --      $   (49,342)   $      --      $   (41,142)

Recapitalization                       3,819,873         3,820        (3,820)          --             --             --

Stock issued for services                 50,000            50        12,450           --             --           12,500

Stock options issued as a loan fee          --            --          16,000           --             --           16,000

Net Loss 1999                               --            --            --         (125,948)          --         (125,948)
                                     -----------   -----------   -----------    -----------    -----------    -----------

Balance, December 31, 1999            12,069,873        12,070        24,630       (175,290)          --         (138,590)

Stock issued in 504 offering           1,250,000         1,250       998,750           --          (15,334)       984,666

Stock issued in acquisition of
 MNS Eagle                                50,000            50        79,170           --             --           79,220

Stock issued for debt                    460,500           461       102,084           --             --          102,545

Stock issued for cash                  3,989,500         3,989       541,966           --         (200,000)       345,955

Stock issued for compensation and
  services                             4,583,577         4,583     2,204,940           --             --        2,209,523

Net Loss 2000                               --            --            --       (3,990,309)          --       (3,990,309)
                                     -----------   -----------   -----------    -----------    -----------    -----------

BALANCE, DECEMBER 31, 2000            22,403,450   $    22,403   $ 3,951,540    $(4,165,599)   $  (215,334)   $  (406,990)
                                     ===========   ===========   ===========    ===========    ===========    ===========





          See accompanying notes to consolidated financial statements.

                       BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        AS OF DECEMBER 31, 2000 AND 1999




                                                                                2000           1999
                                                                             -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                                                   $(3,990,309)   $  (125,948)
  Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation                                                                    11,980          4,951
  Deferred revenue                                                               250,000             --
  Stock issued for compensation and services                                   2,209,523         12,500
  Stock options issued as a loan fee                                                  --         16,000
  Stock based acquisition cost of subsidiary                                      79,220             --
  Changes in operating assets and liabilities:
   (Increase) decrease in:
    Accounts receivable                                                          463,485       (459,081)
    Other current assets                                                         (22,940)        (1,918)
    Loan receivable -- stockholder                                               (81,500)       (33,695)
   Increase (decrease) in:
    Accounts payable and accrued expenses                                       (283,901)       410,739
    Accrued compensation -- officers                                             355,667             --
    Loan payable - stockholder                                                    13,842             --
                                                                             -----------    -----------
        Net cash used in operating activities                                   (994,933)      (176,452)
                                                                             -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of property and equipment                                             (76,775)            --
  Deposits                                                                        (4,456)            --
                                                                             -----------    -----------
        Net cash used in investing activities                                    (81,231)            --
                                                                             -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Loan proceeds                                                                       --        116,546
  Repayment of loans                                                                  --        (17,378)
  Cash from issuance of common stock to investors                              1,330,621             --
  Line of credit - net                                                           (74,713)         9,942
                                                                             -----------    -----------
        Net cash provided by financing activities                              1,255,908        109,110
                                                                             -----------    -----------

NET INCREASE (DECREASE) IN CASH                                                  179,744        (67,342)

CASH - BEGINNING OF YEAR                                                              --         67,342
                                                                             -----------    -----------

CASH - END OF YEAR                                                           $   179,744    $        --
                                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for -- Interest                                    $    11,613    $    10,812
                                                                             ===========    ===========



SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES



During 2000, the Company issued 460,500 shares of common stock as payment for accounts payable and loans of $36,000 and $66,545, respectively.




          See accompanying notes to consolidated financial statements.

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

        (A) ORGANIZATION


        Blagman Media International, Inc. (the "Company") was formed on January 29, 1999 upon incorporation from a sole proprietorship. The Company is a global direct response marketing and advertising agency that produces response-driven infomercials, and provides product placement, media buying, medical marketing, production and syndication of television programming, and other associated transactional media business pursuits.


        On August 2, 1999 one hundred percent of the issued and outstanding common stock of Blagman Media International, Inc. was acquired by Unisat, Inc. in a transaction accounted for as a recapitalization of Blagman Media International, Inc. Unisat, Inc. subsequently changed its name to Blagman Media International, Inc. (See Note 10(A)).

        Effective April 20, 2000 the Company acquired one hundred percent of MNS Eagle Equity Group I, Inc., an inactive development stage company incorporated in Nevada (See Note 10(B)).

        (B) PRINCIPLES OF CONSOLIDATION


        The accompanying 2000 and 1999 consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.


        (C) USE OF ESTIMATES

        In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

        (D) CASH AND CASH EQUIVALENTS

        For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

        (E) FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

        The carrying amounts of the Company's accounts receivable, loan receivable, accounts payable and accrued liabilities, and notes and loans payable, approximates fair value due to the relatively short period to maturity for these instruments.

        (F) PROPERTY AND EQUIPMENT


        Property and equipment are stated at cost and depreciated, using the straight line method over the estimated economic useful lives of 5 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.


        (G) REVENUE RECOGNITION


        The Company recognizes revenue from the sale of media time to advertising clients when the related advertisement is broadcasted. Included in the monies received from advertising clients are amounts which represent the reimbursement of media time purchased on behalf of the customer for the related advertisements. These media purchase reimbursements have been accounted for as an offset to the related media purchases for the respective advertisement and not as gross revenues under EITF 99-19 and SAB 101. The effect of the adoption of EITF 99-19 and SAB 101 was to reduce gross revenues and cost of reviews by $1,407,651 in 2000 and $2,542,497 in 1999. Monies received prior to the broadcast of the related advertisement are recorded as deferred revenue. In addition, the Company earns commissions in connection with the procurement of media time on behalf of advertising clients. Such commissions are also considered earned when the underling advertisement is broadcasted. Additionally, the Company has entered into contractual agreements with other advertising firms to share revenues based upon the terms of the specific agreements. The income produced by these revenue-sharing contracts are recognized as media or commission income depending upon the nature of the income earned from the agreement.


        (H) INCOME TAXES

        The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (I) CONCENTRATION OF CREDIT RISK

        The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

        (J) EARNINGS (LOSS) PER SHARE

        Net loss per common share for the years ended December 31, 2000 and 1999 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". Common stock equivalents were not included in the computation of diluted earnings per share in 1999 since the effect would have been anti-dilutive. At December 31, 1999 there were 100,000 common stock options outstanding which could have diluted future earnings per share. These stock options were not exercised before their expiration date of September 1, 2000 and were void at December 31, 2000.

        (K) SEGMENT INFORMATION

        The Company follows Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information." During 2000 and 1999, the Company only operated in one segment, therefore, segment disclosure has not been presented.

        (L) RECENT ACCOUNTING PRONOUNCEMENTS

        The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement No. 137 and 138, establishes accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The Company believes that its adoption of pronouncement No. 133, as amended by No. 137 and 138, will not have a material effect on the Company's financial position or results of operations.

        (M) STOCK OPTIONS

        In accordance with Statement of Financial Accounting Standards No. 123, "Accounting For Stock Based Compensation" ("SFAS 123"), the Company has elected to account for Stock Options issued to a loan guarantor in accordance with SFAS 123.

NOTE 2  NOTE AND LOAN RECEIVABLE - STOCKHOLDER

        The following schedule reflects notes and loans receivable from a stockholder as of December 31:


                                                              2000          1999
                                                            --------      --------
        Note receivable, interest at 8% per annum, due
         December 31, 2001, unsecured                       $ 75,000      $     --

        Loan receivable, non-interest bearing, due on
         demand, unsecured                                    31,767        38,948
                                                            --------      --------
                                                             106,767        38,948
        Less current portion                                 106,767        38,948
                                                            --------      --------
                                                            $     --      $     --
                                                            ========      ========



NOTE 3  PROPERTY AND EQUIPMENT


        The following is a summary of property and equipment as of December 31:


                                                   2000            1999
                                                ---------       ---------
        Computer equipment                      $  38,690       $   8,514
        Furniture and fixtures                     51,831           9,770
        Office equipment                           13,879          12,217
        Leasehold improvements                      2,876              --
                                                ---------       ---------
                                                  107,276          30,501
        Less: Accumulated depreciation            (35,539)        (23,559)
                                                ---------       ---------
              Property and equipment - net      $  71,737       $   6,942
                                                =========       =========


        Depreciation expense was $11,980 and $4,951 in 2000 and 1999, respectively.

NOTE 4  NOTES AND LOANS PAYABLE

        The following schedule reflects notes and loans payable as of December
        31:


                                                                    2000          1999
                                                                  --------      --------
        Note payable, interest at 6% due March 31, 2001.  In
          addition, the Company provided an option to
          purchase up to 100,000 shares of common stock, at
          $0.25 per share, at any time until September 1,
          2000 (See Note 6(C))                                    $ 50,000      $ 50,000

        Note payable -- related party, non- interest
          bearing, due on demand                                        --        66,545

        Loan payable -- stockholder, interest at 9.5%, due
          on demand                                                 13,768        13,607
                                                                  --------      --------
                                                                    63,768       130,152
        Less current portion                                        63,768        80,152
                                                                  --------      --------
        Notes and loans payable                                   $     --      $ 50,000
                                                                  ========      ========


NOTE 5  LINE OF CREDIT

        The Company had a line of credit agreement with a bank that provides that it may borrow up to $75,000 at 2% over Prime. The line matured on February 7, 2000 and all principal and interest due was paid.

NOTE 6  EQUITY

        (A) COMMON STOCK ISSUANCE


        The Company issued 3,989,500 shares of common stock for cash of $345,955 and subscriptions receivable of $200,000.


        The Company issued 4,583,577 shares of common stock for compensation, consulting, legal and other services having a fair value of $2,209,523 based upon the per share fair value at the date of the issuance.

        The Company issued 460,500 shares of common stock for the settlement of accounts payable of $36,000 and a loan of $66,545.


        In connection with its acquisition of MNS Eagle, the Company issued 50,000 shares of common stock having a value of $79,220 (See Note 10(B)).


        In 1999 the Company issued 50,000 shares of common stock as consideration for services. The shares were valued, for financial accounting purposes, at $.25 per share, based upon the quoted trading price at the grant date, resulting in a consulting expense of $12,500.

        (B) COMMON STOCK OFFERING

        On February 16, 2000, the Board of Directors agreed to offer up to 1,250,000 shares of common stock, pursuant to Regulation D, Section 4(6) of the Securities and Exchange Act of 1933, as amended, at $0.80 per share. The offer was fully subscribed to by September 30, 2000 and $984,666 of the $1,000,000 subscription has been received as of December 31, 2000.

        (C) STOCK OPTIONS GRANTED UNDER LOAN GUARANTEE AGREEMENT

        For options issued in connection with a note (See Note 4), the Company applies SFAS 123. Accordingly, a loan fee of $16,000 was charged to operations during the year ended December 31, 1999.

        For financial statement disclosure purposes and for purposes of valuing stock options issued to new employees and service providers, the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Options-Pricing Model in accordance SFAS 123.

        The options issued in connection with the note under the loan guarantee agreement expired on September 1, 2000 and were not exercised.

NOTE 7  COMMITMENTS AND CONTINGENCIES

        (A) OPERATING LEASES

        During 2000, the Company entered into new lease agreements for corporate offices, copiers and a company car. Minimum annual rentals under these leases are as follows:


                           Years Ending December 31           Amount
                           -------------------------        ----------
                                               2001         $ 104,287
                                               2002           104,287
                                               2003            42,437
                                               2004             5,023
                                               2005             3,767


        Rent expense under operating leases for the years ended December 31, 2000 and 1999 was $84,300 and $28,356, respectively.

        (B) CONSULTING AGREEMENT

        On December 1, 1999, the Company entered into a five-year agreement with a consultant to provide advisory business services. The agreement called for the consultant to receive 25,000 shares of the Company's common stock upon execution of the agreement, and an additional 25,000 shares upon expiration of each quarter year during the first year term to an aggregate of 100,000 shares. None of the above shares were issued. On March 21, 2000, the parties entered into a settlement agreement and mutual release and the Company issued 50,000 shares of common stock as consideration.

        (C) LEGAL ACTIONS


        On April 1, 1999, a Nevada Corporation filed suit against the Company, its former Chairman of the Board and a former director in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe. In the complaint, the plaintiff alleged intentional interference with contractual relations between the Company and a third party, intentional interference with prospective economic advantage, conspiracy, unfair business practices, breach of fiduciary duty, unjust enrichment, rescission of contract, incomplete accounting and permanent injunction. On February 7, 2000, the parties to the legal action stipulated that the alleged complaints in the lawsuit be dismissed without prejudice.


        (D) EMPLOYMENT AGREEMENTS

        On January 1, 2000 the Company entered into employment agreements with the Chief Executive Officer (CEO) and Chief Operations Officer (COO) for five and three years, respectively. The agreements call for a base salary, after annual incremental increases, ranging from $240,000 to $420,000 for the CEO and $135,000 to $180,000 for the COO. The agreements also call for signing bonuses of $750,000 for the CEO and $350,000 for the COO to be paid in equal monthly payments over the term of the respective employment agreements. For the year ended December 31, 2000, the Company incurred expenses related to these agreements in the aggregate of $641,677, of which $355,667 has been accrued and is included in accounts payable and accrued expenses at December 31, 2000.

NOTE 8  CONCENTRATIONS

        Approximately 88% and 51% of revenues were derived from four customers for the years 2000 and 1999, respectively. Approximately 67% of accounts receivable was due from one customer at December 31, 2000.

NOTE 9  INCOME TAXES

        Income tax expense (benefit) for the years ended December 31, 2000 and 1999 is summarized as follows:


                                               2000            1999
                                            ----------      ----------
        Current:
          Federal                           $       --      $       --
          State                                     --              --
          Deferred - Federal and State              --              --
                                            ----------      ----------
        Income tax expense (benefit)        $       --      $       --
                                            ==========      ==========


        The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2000 and 1999 as follows:


                                                                2000             1999
                                                            -------------    -------------
         U.S. Federal income tax benefit                     $ (1,238,865)   $     (32,370)

         Effect on net operating loss carryforward              1,238,865           32,370
                                                            -------------    -------------
                                                             $         --    $          --
                                                            =============    =============


        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:


                                                   2000           1999
                                               -----------       --------
        Deferred tax assets:
        Net operating loss carryforward        $ 1,271,235       $ 32,370
                                               -----------       --------
          Total gross deferred tax assets        1,271,235         32,370
        Less valuation allowance                (1,271,235)       (32,370)
                                               -----------       --------
          Net deferred tax assets              $        --       $     --
                                               ===========       ========


        At December 31, 2000, the Company had a net operating loss carryforward of approximately $3,738,926 for U.S. Federal income tax purposes available to offset future taxable income expiring on various dates beginning in 2018 through 2020.

        The valuation allowance at January 1, 2000 was $32,370. The net change in the valuation allowance during the period ended December 31, 2000 was an increase of approximately $1,238,865.

NOTE 10 BUSINESS COMBINATIONS


        (A) ACQUISITION AND RECAPITALIZATION -- UNISTAT, INC.


        Under a Stock Exchange Agreement (the "Agreement") consummated on August 2, 1999, Unisat, Inc., ("Unisat"), a non-reporting public shell with no operations at that time, acquired one hundred percent of the issued and outstanding common stock (9,000,000 shares) of Blagman Media International, Inc. ("Blagman") in exchange for 8,200,000 shares of the $0.001 par value common stock of Unisat. As a result of the exchange, the Company became a wholly owned subsidiary of Unisat and the stockholders of Blagman become stockholders of approximately sixty-eight percent of Unisat. Generally Accepted Accounting Principles require that the Company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. As a result, the exchange was treated as an acquisition of Unisat by Blagman, and a recapitalization of Blagman. The Company's consolidated financial statements immediately following the acquisition were as follows: (1) The Balance Sheet consists of Blagman's net assets at historical cost and Unisat's net assets at historical cost and (2) the Statement of Operations includes Blagman's operations for the period presented and Unisat's operations from the date of acquisition. The Company filed an amendment to its articles of incorporation to change its name from Unisat, Inc. to Blagman Media International, Inc.

        (B) STOCK EXCHANGE AGREEMENT

        Pursuant to a Stock Exchange Agreement (the "Exchange Agreement") dated as of April 20, 2000, as amended, between the Company and the shareholders of MNS Eagle Equity Group I, Inc. ("MNS"), a Nevada Corporation, 100% of the outstanding shares of common stock held by the MNS shareholders were exchanged for 50,000 shares of common stock of the Company having a fair value of $79,220 and $100,000 cash in a transaction in which the Company effectively became the parent corporation of MNS.

        The Exchange Agreement was adopted by the unanimous consent of the Board of Directors of the Company and MNS on April 20, 2000. No approval of the shareholders of either the Company or MNS was required under applicable state corporate law.

        At the date of the acquisition, MNS Eagle was an inactive public shell corporation with no assets or liabilities. Therefore, the cost of acquiring MNS was not attributable to an intangible asset or goodwill, but was accounted for as a charge to operations and classified as an other deduction on the statement of operations in the account, subsidiary acquisition costs.

        (C) ACQUISITION AND RECISION AGREEMENTS

        Under a Stock Exchange Agreement (the "Agreement") consummated in 2000, the Company was to acquire Mullinger Media & Communications, Ltd. ("MMC") in exchange for 600,000 shares of Series A Preferred Stock of the Company. As a result of the exchange, MMC would have become a wholly owned subsidiary of the Company. Subsequent thereto, the Company's rescinded this agreement for failure of consideration and other deficiencies.

        (D) ACQUISITION OF MERCURY MEDIA

        On December 1, 2000 the Company entered into a share purchase agreement (the "Agreement") to acquire all of the outstanding stock of Mercury Media, a corporation in the fields of placement and management of direct response programming, advertising and global marketing. The Agreement calls for the Company to pay $20,000,000 for all of the outstanding shares of Mercury Media. The purchase price is subject to reduction based upon stipulations provided in the Agreement. The proposed acquisition has not closed as of the date of these financial statements and has an automatic termination date of April 30, 2001, if not exercised or extended. The Company is involved with various investment bankers concerning the funds required to effect a closing.

NOTE 11 GOING CONCERN

        The Company's financial statements for the year ended December 31, 2000 have been prepared on a going concern basis which contemplated the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $3,990,309 for the year ended December 31, 2000, and has a working capital deficiency of $483,183 and a stockholders deficiency of $406,990 as of December 31, 2000. The Company's working capital deficiency as of

        December 31, 2000 may not enable it to meet such objectives as presently structured. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


        The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital, and implement its business plan. Management believes that actions presently taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

                        BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2001




                                    CONTENTS



PAGE             1       INDEPENDENT ACCOUNTANTS' REPORT

PAGE             2       CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2001 (UNAUDITED) AND
                         DECEMBER 31, 2000

PAGE             3       CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS
                         ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

PAGE             4       CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY FOR THE SIX
                         MONTHS ENDED JUNE 30, 2001 (UNAUDITED)

PAGE             5       CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED
                         JUNE 30, 2001 AND 2000 (UNAUDITED)

PAGES          6 - 7     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2001
                         (UNAUDITED)

INDEPENDENT ACCOUNTANTS' REPORT





To the Board of Directors of:
 Blagman Media International, Inc.




We have reviewed the accompanying consolidated balance sheet of Blagman Media International, Inc. and Subsidiaries as of June 30, 2001 and the consolidated statements of operations , changes in stockholders' deficiency and cash flows for the six and three months ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management.



We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.



Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.



WEINBERG & COMPANY, P.A.




Boca Raton, Florida
August 15, 2001

                        BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS




                                     ASSETS



                                                                                                  June 30,        December 31,
                                                                                                    2001              2000
                                                                                                (Unaudited)
                                                                                                ------------       -----------
                                       CURRENT ASSETS

          Cash                                                                                  $     20,563       $   179,744
          Accounts receivable (net of allowance for bad debts of $27,879 at June 30, 2001)            22,224            15,569

          Other current assets                                                                        53,500             2,974
          Prepaid insurance                                                                           15,386            21,884
          Note and loan receivable -- stockholder                                                    124,345           106,767
                                                                                                ------------       -----------
            Total Current Assets                                                                     236,018           326,938
                                                                                                ------------       -----------

                               PROPERTY AND EQUIPMENT -- NET                                          64,153            71,737
                                                                                                ------------       -----------

                                        OTHER ASSETS

          Deposits                                                                                     4,456             4,456
                                                                                                ------------       -----------
            Total Other Assets                                                                         4,456             4,456
                                                                                                ------------       -----------

                                        TOTAL ASSETS                                            $    304,627       $   403,131
                                                                                                ============       ===========

                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY


                                    CURRENT LIABILITIES

          Notes and loans payable -- current portion                                            $     50,000       $    63,768
          Deferred revenue                                                                           110,000           250,000
          Accounts payable and accrued expenses                                                      317,936           107,399
          Media cost refunds payable                                                                  17,296            33,287
          Accrued compensation                                                                       644,554           355,667
                                                                                                ------------       -----------
            Total Current Liabilities                                                              1,139,786           810,121
                                                                                                ------------       -----------

                                   LONG-TERM LIABILITIES

          Notes payable                                                                              445,500                --
                                                                                                ------------       -----------

                                     TOTAL LIABILITIES                                             1,585,286           810,121
                                                                                                ------------       -----------

                                  STOCKHOLDERS' DEFICIENCY

          Common stock, $.001 par value, 100,000,000 shares authorized, 94,322,450
           and 22,403,450 shares issued and outstanding, respectively                                 94,322            22,403
          Additional paid-in capital                                                              14,671,439         3,951,540
          Accumulated deficit                                                                     (6,415,711)       (4,165,599)
                                                                                                ------------       -----------
                                                                                                   8,350,050          (191,656)
          Subscriptions receivable                                                                   (15,334)         (215,334)
          Deferred stock based compensation                                                       (9,615,375)               --
                                                                                                ------------       -----------

            Total Stockholders' Deficiency                                                        (1,280,659)         (406,990)
                                                                                                ------------       -----------

        TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                          $    304,627       $   403,131
                                                                                                ============       ===========




          See accompanying notes to consolidated financial statements.

                       BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                                                            For The
                                                       For The Six      For The Six          Three           For The
                                                      Months Ended     Months Ended          Months        Three Months
                                                        June 30,         June 30,          Ended June       Ended June
                                                          2001             2000             30, 2001         30, 2000
                                                       (Unaudited)      (Unaudited)       (Unaudited)       (Unaudited)
                                                      ------------     ------------       -----------      ------------
                            REVENUES -- NET           $   192,594       $   239,940       $    63,357       $   258,101

                            COST OF REVENUES                4,551            (3,064)              180               800
                                                      -----------       -----------       -----------       -----------

                              GROSS PROFIT                188,043           243,004            63,177           257,301
                                                      -----------       -----------       -----------       -----------

                           OPERATING EXPENSES

  Officers' compensation                                  358,334           586,500           179,167           512,000
  Employee compensation and taxes                         112,530           123,098            56,141            84,017
  Commissions                                              87,435            84,361            15,389            60,792
  Travel and entertainment                                 41,395           131,804            10,869            73,884
  Other general and administrative                        111,177           102,106            81,342            63,408
  Professional and consulting fees                      1,577,391         1,031,085         1,241,368           939,231
  Rent                                                     47,203            38,244            27,227            30,616
  Telephone                                                15,602            15,476             9,170             8,775
  Advertising                                              46,120           123,067             2,995            95,830
  Auto                                                     21,350             8,360             8,429             7,766
  Depreciation                                              7,584             4,316             3,793             2,422
                                                      -----------       -----------       -----------       -----------
    Total Operating Expenses                            2,426,121         2,248,417         1,635,890         1,878,741
                                                      -----------       -----------       -----------       -----------

(LOSS) FROM OPERATIONS                                 (2,238,078)       (2,005,413)       (1,572,713)       (1,621,440)
                                                      -----------       -----------       -----------       -----------

OTHER INCOME (EXPENSE)

  Subsidiary acquisition cost                                  --          (179,220)               --          (179,220)
  Interest expense -- other                               (13,343)           (5,795)          (10,367)           (2,079)
  Interest expense -- related party                          (323)             (646)               --              (323)
  Interest income                                           1,632             3,191               238             2,279
                                                      -----------       -----------       -----------       -----------
    Total Other (Expense)                                 (12,034)         (182,470)          (10,129)         (179,343)
                                                      -----------       -----------       -----------       -----------

NET (LOSS)                                            $(2,250,112)      $(2,187,883)      $(1,582,842)      $(1,800,783)
                                                      ===========       ===========       ===========       ===========

Net (loss) per common share -- basic and diluted      $     (0.06)            (0.17)            (0.06)            (0.13)
                                                      ===========       ===========       ===========       ===========



          See accompanying notes to consolidated financial statements.

                       BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



Weighted average number of common shares outstanding --
  basic and diluted                                                39,889,183      13,140,048      28,106,736      13,865,353
                                                                   ==========      ==========      ==========      ==========







          See accompanying notes to consolidated financial statements.

                       BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                  (UNAUDITED)



                                          Common Stock        Additional                                   Deferred
                                    -----------------------     Paid-In     Accumulated   Subscriptions  Stock Based
                                      Shares        Amount      Capital       Deficit      Receivable    Compensation     Total
                                    ----------      -------   -----------  -------------  -------------  ------------  ------------
Balance, January 1, 2001            22,403,450      $22,403   $ 3,951,540   $(4,165,599)   $(215,334)    $        --   $  (406,990)

Stock issued for subscriptions         500,000          500        39,500            --      (40,000)             --            --

Stock issued for services           71,419,000       71,419    10,664,855            --      240,000      (9,615,375)    1,360,899

Forgiveness of debt to related
  party                                     --           --        15,544            --           --              --        15,544


Net Loss June 30, 2001                      --           --            --    (2,250,112)          --              --    (2,250,112)
                                    ----------      -------   -----------   -----------    ---------     -----------   -----------

BALANCE, JUNE 30, 2001              94,322,450      $94,322   $14,671,439   $(6,415,711)   $ (15,334)    $(9,615,375)  $(1,280,659)
                                    ==========      =======   ===========   ===========    =========     ===========   ===========





          See accompanying notes to consolidated financial statements.

                        BLAGMAN MEDIA INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                                For The Six        For The Six
                                                                Months Ended       Months Ended
                                                                June 30, 2001      June 30, 2000
                                                                -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (Loss)                                                     $(2,250,112)      $(2,187,883)
  Adjustments to reconcile net (loss) to net cash (used in)
   operating activities:
  Depreciation                                                         7,584             4,316
  Stock based acquisition cost of subsidiary                              --            79,220
  Stock issued for compensation and services                       1,360,899         1,311,500
  Changes in operating assets and liabilities:
    (Increase) decrease in:
      Accounts receivable                                             (6,665)          362,977
      Other current assets                                           (50,526)          (26,135)
      Prepaid insurance                                                6,498                --
    Increase (Decrease) in:
      Deferred revenue                                              (140,000)               --
      Accounts payable and accrued expenses                          482,559          (232,598)
                                                                 -----------       -----------
        Net Cash Used In Operating Activities                       (589,763)         (688,603)
                                                                 -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of property and equipment                                      --           (66,798)
                                                                 -----------       -----------
        Net Cash Used In Investing Activities                             --           (66,798)
                                                                 -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Repayment of notes and loans payable                               (11,905)               --
  Proceeds from notes payable                                        445,500                --
  Proceeds from stock issuance                                            --         1,097,166
  Proceeds from stockholder loan                                      85,987           (75,000)
  Repayment of stockholder loan                                      (89,000)            7,627
  Line of credit - net                                                    --           (74,713)
                                                                 -----------       -----------
        Net Cash Provided by Financing Activities                    430,582           955,080
                                                                 -----------       -----------

                 NET (DECREASE) INCREASE IN CASH                    (159,181)          199,679

                   CASH -- BEGINNING OF PERIOD                       179,744                --
                                                                 -----------       -----------

CASH -- END OF PERIOD                                            $    20,563       $   199,679
                                                                 ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for -- Interest                      $        --       $     6,441
                                                                 ===========       ===========




          See accompanying notes to consolidated financial statements.

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION



        The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.



        It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.



        The June 30, 2000 statement of operations has been reclassified to reflect an offset of related media revenues and media purchases to reflect the proper accounting financial statement presentation under EITF 99-19 and SAB 101. The effect of this reclassification was to decrease gross revenues and cost of revenues by $708,702 for the six months ended June 30, 2000 and $265,827 for the three months ended June 30, 2000.



        For further information, refer to the financial statements and footnotes for the year ended December 31, 2000 included in the Company's Form 10-KSB filed April 16, 2001.



NOTE 2 STOCK ISSUANCES



        During the six months ended June 30, 2001 the Company issued 71,419,000 shares of common stock (of which 68,604,000 shares were issued during the three months ended June 30, 2001) with an aggregate fair value of $10,736,274 for current and future services to be performed by consultants with contracts having various terms. The Company has charged $1,120,899 to operations during the six months ended June 30, 2001 for the expense portion of these contracts and has deferred $9,615,375 at June 30, 2001, which is classified as a contra to equity on the balance sheet.



The deferred amounts will be expenses to operations over the next 2 1/2 years ending as follows:



           For the six months ending December 31, 2001       $ 1,827,519
           For the six months ending December 31, 2002       $ 3,893,928
           For the six months ending December 31, 2003       $ 3,893,928



NOTE 3 NEW SUBSIDIARY


        On February 28, 2001, the Company incorporated a wholly owned subsidiary, Blagman USA, Inc., for the purpose of initiating future mergers. The subsidiary has had no activity for the period ended June 30, 2001.


NOTE 4 LONG-TERM DEBT



        Long-term debt consists of three promissory notes aggregating $445,000, bearing interest at 6% per annum and due five years from their original dates of March 30 to April 9, 2001.



NOTE 5 SUBSEQUENT EVENT



        During July 2001, the Company entered into an agreement with May Davis Group, Inc. to act as exclusive agent in connection with a Securities Purchase Agreement for issuance and sale by the Company through a private placement of 100 Series B convertible preferred shares with a par value of $0.001 per share at a securities purchase price of $10,000 per share for an aggregate amount of $1,000,000 for which the Company has received a full net amount of $810,000.




          See accompanying notes to consolidated financial statements.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Pursuant to our company's Bylaws, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.

ITEM 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the shares offered by the selling stockholders, except any selling commissions or discounts allocable to sales of those shares, fees and disbursements of counsel and other representatives of the selling stockholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.


Registration Fees                           $1,762.50
Costs of Printing and Engraving              5,000.00*
Legal Fees                                  20,000.00*
Accounting Fees                             10,000.00*
Blue Sky Fees and Expenses                   3,000.00*
                                           ----------
               TOTAL.....................  $39,762.50


*  Estimated.

ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES

        There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:


        In July 1999, the Company issued 8,250,000 shares to the principal owner of BMII in consideration for the acquisition of BMII. 50,000 of which were for services rendered. This brought the total number of BMII shares to 12,069,873. 3,819,873 shares existed due to recapitalization. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In February 2000, 900,000 shares were sold pursuant to a limited offering intended to comply with Rule 504. In March an additional 350,000 shares were sold totaling 1,250,000 shares. The aggregate proceeds from the offering was $1,000,000. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) and/or 3(b) thereof and/or Regulation D under the Securities Act as an exempt sale of securities due to the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In March 2000, the Company issued options to purchase 25,000 shares of Common Stock to each member of the board of directors. The total amount issued totaled 125,000 shares. The options were exercisable at $0.25 per share. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In March 2000, the Company issued 317,000 common shares for legal services rendered. This was issued for cash debt. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.




          See accompanying notes to consolidated financial statements.

        In April 2000, the Company issued 30,000 shares of common stock to an employee as a bonus for work performed on the job. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In June 2000, the Company issued 450,000 shares of common stock to an outside public relations consultant in consideration for cash owed. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In June 2000, the Company issued 1,375,000 shares of common stock to 7 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In June 2000, the Company issued 750,000 shares of common stock to the CEO of BMII in consideration for services rendered by the CEO for the benefit of the Company prior to becoming CEO. This stock issued in lieu of cash. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In August 2000, the Company issued an aggregate of 2,731,000 shares of common stock to 27 individuals who performed various services for the Company and (2) three charitable institutions (60,000 of the shares). The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In September 2000, the Company issued 300,000 shares of common stock to 8 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In September 2000, the Company issued 1,768,000 shares of common stock to 6 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In September 2000, the Company issued 50,000 shares of common stock to an individual who was instrumental in the MNS Eagle merger for BMII. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In October 2000, the Company issued 1,596,000 shares of common stock to 13 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In December 2000, the Company issued 1,500,000 shares of common stock to an individual who acted as a marketing consultant to BMII. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation,




          See accompanying notes to consolidated financial statements.

the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In December 2000, the Company issued 600,000 shares of common stock to an individual who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In December 2000, the Company issued 313,577 shares of common stock to a company that acted as a marketing consultant to BMII. The stock was issued to satisfy a debt owed the marketing firm under contract. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In December 2000, the Company issued 97,500 shares of common stock for legal services rendered by a firm representing BMII. The stock was issued to satisfy a cash debt. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In January 2001, the Company issued 1,000,000 shares of common stock to 2 individuals who performed various services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired



        In January 2001, the Company cancelled 1,213,000 shares of common stock and re- deposited those shares into the Company treasury.


        In February 2001, the Company issued 1,075,000 shares of common stock to two companies that acted as marketing consultants to BMII. 575,000 of the 1,075,000 shares were valued at $0.07 per share; the remaining shares were not valued at any set price. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In February 2001, the Company cancelled 138,000 shares of common stock and re- deposited those shares into the Company treasury.



        In March 2001, the Company issued 1,700,000 shares of common stock to 4 individuals who performed various consulting services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired



        In Aril 2001, the Company issued 260,000 to an individual who performed new business services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In April 2001, the Company issued 2,700,000 shares of common stock to 4 individuals who performed various consulting services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired



        In May 2001, the Company issued options to purchase 150,000 shares of Common Stock to each member of the board of directors. The total amount issued totaled 600,000 shares. The options were exercisable at $0.05 per share. The Company believes that




          See accompanying notes to consolidated financial statements.

the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In May 2001, the Company issued 38,590,000 shares of common stock to 13 individuals who performed various consulting services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired



        In May 2001, the Company issued 500,000 shares of common stock as a loan to 1 individual who performed various consulting services for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired


        In June 2001, the Company issued 350,000 shares of common stock to a consultant who assisted in shareholder communication and business services. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In June 2001, the Company issued 53,950,000 shares of common stock to 12 consultants who assisted in shareholder communication and business services. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.



        In June 2001, the Company cancelled 26,940,000 shares of common stock and re- deposited those shares into the Company treasury.


        In July 2001, the Company issued 100 shares of Series B Convertible Preferred Stock valued at $10,000 per share to a group of investors in connection with a private placement of $1,000,000 to the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

        In July 2001, the Company issued an aggregate of 7,714,286 shares of common stock to 4 individuals who aided in the process of locating and finalizing a $15 million equity line of credit for the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.


        In August 2001 the Company issued 25,000,000 shares of common stock to an individual who has worked with the Company for 6 years as a consultant, 100,000,000 shares of common stock to the CEO for monies owed and back pay due, 175,000 shares to an attorney for legal assistance, and a total of 145,000,000 shares to consultants for services to be rendered over the next five years. The reason the amount of stock increased to these levels was due to the actual share price for July and August. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D under the Securities Act as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.




          See accompanying notes to consolidated financial statements.

ITEM 27 EXHIBITS

Copies of the following documents are filed with this registration statement as exhibits:


3.1     Certificate of Incorporation (Charter Document)*
3.2     Bylaws*
3.3     Certificate of Designation for Series B Convertible Preferred Stock
5.1     Legal opinion of Edward T. Swanson, Esq.*
10.1    Employment Agreement with Robert Blagman*
10.2    Equity Line of Credit Agreement dated July 12, 2001 with GazelleGroup LLP and DRH Investment Company LLP
10.3    Registration Rights Agreement dated July 12, 2001 with GazelleGroup LLP and DRH Investment Company LLP
10.4    Securities Purchase Agreement dated July 12, 2001 with certain named buyers
10.5    Placement Agent Agreement dated July 12, 2001 with May Davis Group, Inc.
10.6    Registration Rights Agreement dated July 12, 2001 with certain named persons
10.7    2001 Employee Stock Option Plan*
10.8    Placement Agent Agreement dated July 12, 2001 with May Davis Group, Inc.
10.9    Employment Agreement with Leslie Blagman*
11.     Statement Re: Computation of Per Share Earnings**
23.1    Consent of Independent Certified Public Accountants
23.2    Consent of Edward T. Swanson, Esq. (contained in Exhibit 5.1)*
24.1    Powers of Attorney (included in the signature page to the Registration Statement)
27.     Financial Data Schedule


* To be filed by amendment.

**Included in Financial Statements

ITEM 28  UNDERTAKINGS

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          See accompanying notes to consolidated financial statements.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





          See accompanying notes to consolidated financial statements.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on this 31st day of October, 2001.


                                            BLAGMAN MEDIA INTERNATIONAL INC.




                                            By ______________________________
                                                Robert Blagman, President




        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                             Title                              Date
---------                             -----                              ----
/s/ Robert Blagman                    Chief Executive Officer,           October 31, 2001
--------------------------            President, Chief Financial
(Robert Blagman)                      Officer (Principal Financial
                                      Officer and Principal Accounting
                                      Officer) Chairman of the Board
                                      and Director

/s/ Robert Blagman                    Director                           October 31 2001
--------------------------
(Robert Blagman)
Attorney In Fact for

ANDREW GIVEN

/s/ Robert Blagman
--------------------------
(Robert Blagman)                      Director                           October 31, 2001
Attorney In Fact for

WALTER LUBARS



/s/ Robert Blagman                    Director                           October 31 2001
--------------------------
(Robert Blagman)
Attorney In Fact for
JEFFREY WALD





          See accompanying notes to consolidated financial statements.